                                                                     Exhibit 2.1




                          AGREEMENT and PLAN OF MERGER

                                    between

                             PREMIER BANCORP, INC.

                                      and

                        PREMIER ACQUISITION CORPORATION

                                      and

                              BANC ONE CORPORATION

                     TABLE OF CONTENTS TO MERGER AGREEMENT
                     -------------------------------------

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
RECITALS

Section  1. Merger...............................................     2
Section  2. Name.................................................     2
Section  3. Business.............................................     2
Section  4. Effective Time of Merger; Articles of Incorporation..     3
Section  5. Effect of Merger.....................................     3
Section  6. Liabilities upon Merger; Service of Process..........     4
Section  7. Conversion of Shares.................................     5
Section  8. Board of Directors; Employees; and Name Change.......     9
Section  9. Employee Benefits and Stock Options..................     9
Section 10. Undertakings of the Parties..........................    10
Section 11. Tax Opinion..........................................    18
Section 12. Representations and Warranties of BANC ONE...........    19
Section 13. Representations and Warranties of PAC................    31
Section 14. Representations and Warranties of PREMIER............    33
Section 15. Action by PREMIER Pending Effective Time.............    48
Section 16. Action by BANC ONE Pending Effective Time............    52
Section 17. Conditions to Obligations of BANC ONE and PAC........    54
Section 18. Conditions to Obligations of PREMIER.................    57
Section 19. Conditions to Obligations of All Parties.............    60
Section 20. Indemnification......................................    61
Section 21. Non-Survival of Representations and Warranties.......    64
Section 22. Governing Law........................................    65
Section 23. Assignment...........................................    65
Section 24. Satisfaction of Conditions; Termination..............    65
Section 25. Waivers; Amendments..................................    69
Section 26. Entire Agreement and 1992 Agreement..................    69
Section 27. Captions; Counterparts...............................    70
Section 28. Notices..............................................    70

SIGNATURES.......................................................    72

     EXHIBIT A - PREMIER Subsidiaries List
     EXHIBIT B - Form of Affiliates Agreement
     EXHIBIT C - Opinion of Counsel for PREMIER
     EXHIBIT D - Opinion of Counsel for BANC ONE and PAC

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

AGREEMENT AND PLAN OF MERGER dated as of July 19, 1995 (hereinafter called the "Merger Agreement"), between Premier Bancorp, Inc. (hereinafter called "PREMIER"), Premier Acquisition Corporation (hereinafter called "PAC") and BANC ONE CORPORATION (hereinafter called "BANC ONE").

                                  WITNESSETH:

PREMIER is a corporation duly organized under the laws of the State of Louisiana. Its principal office is located at 451 Florida Street, Baton Rouge, East Baton Rouge Parish, Louisiana. Except as set forth in Exhibit A hereto,
                                                            ---------
PREMIER, or a subsidiary of PREMIER, owns, beneficially and of record, all of the issued and outstanding capital stock of the banks listed in Exhibit A hereto
                                                                ---------
(the "Banks") and of the corporations and limited liability companies listed in

Exhibit A hereto (collectively the "Companies").  The Banks and the Companies
---------
are hereinafter sometimes referred to collectively as the "Subsidiaries" and each, sometimes, as a "Subsidiary."

PAC is a corporation duly organized under the laws of the State of Ohio. Its principal office is located at 100 East Broad Street, Columbus, Franklin County, Ohio.

BANC ONE is a corporation duly organized under the laws of the State of Ohio. Its principal office is located at 100 East Broad Street, Columbus, Franklin County, Ohio.

The respective Boards of Directors of PREMIER, PAC, and BANC ONE have each approved this Merger Agreement and the consummation of the transactions contemplated hereby and have approved the execution and delivery of this Merger Agreement. This Merger Agreement provides for the merger of PREMIER with and into PAC upon the terms and conditions of this Merger Agreement (the "Merger"). PAC will be the surviving corporation of the Merger. From and after the time the Merger shall become effective as set forth in Section 4 of this Merger Agreement, and as and when required by this Merger Agreement, BANC ONE will issue shares of its common stock, without par value ("BANC ONE Common") in exchange for all of the issued and outstanding shares of PREMIER common stock, without par value, $5.00 stated value ("PREMIER Common"). It is understood by each of the parties hereto that BANC ONE seeks, as a result of the Merger, to acquire PREMIER, the Banks and the Companies and all of their respective operating assets and liabilities. Subject to the terms and conditions of this Merger Agreement, all parties will exert their best efforts to obtain such regulatory approvals and to effect such other actions as are necessary or appropriate to consummate the Merger.

In consideration of the premises, PREMIER, BANC ONE and PAC hereby make this Merger Agreement and prescribe the terms and conditions of the Merger and the mode of carrying the Merger into effect as follows:

1.  Merger.  Subject to the terms and conditions hereinafter set forth,
    ------
    PREMIER shall be merged with and into PAC pursuant to and in accordance with applicable provisions of the Louisiana Business Corporation Law (the "Louisiana BCL") and the General Corporation Law of the State of Ohio (the "Ohio GCL"), with the result that PAC shall be the surviving corporation.

2.  Name.  The name of the surviving corporation (hereinafter called the
    ----
    "Surviving Corporation" whenever reference is made to it as of the Effective Time or thereafter) shall be "Banc One Louisiana Corporation."

3.  Business.  The business of the Surviving Corporation shall be that of a
    --------
    bank holding company. The Surviving Corporation shall exist by virtue of, and be governed by the laws of, the State of Ohio and shall have its principal office at 451 Florida Street, Baton Rouge, Louisiana.

4.  Effective Time of Merger; Articles of Incorporation.  Certificates of Merger
    ---------------------------------------------------
    shall be executed and filed with the Ohio Secretary of State and the Louisiana Secretary of State pursuant to applicable provisions of the Ohio GCL and the Louisiana BCL in order to cause the Merger to become effective as soon as possible after the Closing (as defined in Section 10(c)). The Merger shall become effective in accordance with applicable provisions of the Ohio GCL and the Louisiana BCL on the later to occur of (i) the filing with the Secretary of State of the State of Ohio of a Certificate of Merger pursuant to Section 1701.81 of the Ohio GCL and (ii) the filing with the Secretary of State of the State of Louisiana of a Certificate of Merger pursuant to Section 12:112(F) of the Louisiana Revised Statutes (the "Effective Time").

    The Articles of Incorporation of PAC in effect as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, except that Article FIRST of said Articles of Incorporation shall be amended, effective as of the Effective Time, to be and read as follows:

    FIRST:  The name of this Corporation (hereinafter called the "Corporation")
    -----
            is Banc One Louisiana Corporation.

    The Code of Regulations of PAC in effect as of the Effective Time shall be the Code of Regulations of the Surviving Corporation.

5.  Effect of Merger.  At the Effective Time, the separate corporate existence
    ----------------
    of PREMIER and PAC, respectively, shall, as provided in applicable provisions of the Ohio GCL and the Louisiana BCL, be merged into and continued in PAC as the Surviving Corporation, which shall be deemed to be the same corporation as PREMIER and PAC. All rights, franchises and interests of PREMIER and PAC, respectively, in and to every type of property, real, personal and mixed, and choses in action, shall be transferred to and vested in PAC as the Surviving Corporation by virtue of the Merger without any deed or other transfer in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by PREMIER and PAC, respectively, at the Effective Time, as provided in applicable provisions of the Ohio GCL and the Louisiana BCL; provided, however, that with respect to any real property of PREMIER situated in the State of Louisiana, Certificates of Merger must be filed in the parishes in which such real estate is situated in order to reflect transfer of such properties to the Surviving Corporation.

6.  Liabilities upon Merger; Service of Process.  The Surviving Corporation
    -------------------------------------------
    shall be responsible for all of the liabilities of every kind and description of PREMIER and PAC existing as of the Effective Time.

    The filing of a Certificate of Merger with the Secretary of State of the State of Louisiana, accompanied by such other documents as are required by the Louisiana BCL, shall operate as a consent by the Surviving Corporation that it may be sued and served with process in the State of Louisiana in any suit, action or proceeding for the enforcement of any obligation or liability of PREMIER; as an irrevocable consent by the Surviving Corporation to service upon and by the Louisiana Secretary of State as agent of the Surviving Corporation to accept service of process in any such suit, action or proceeding for the enforcement of any such obligation or liability; and as an appointment by the Surviving Corporation of James H. Napper, II whose address is 451 Florida Street, Baton Rouge, Louisiana 70801, as agent of the Surviving Corporation for service of process in any action, suit or proceeding to enforce any such obligation or liability of PREMIER, to whom the Louisiana Secretary of State may mail a copy of any such process served upon the Louisiana Secretary of State.

7.  Conversion of Shares.
    --------------------

    (a)  At the Effective Time:

       (i) Each share of PREMIER Common that is issued and outstanding immediately prior to the Effective Time, together with any and all PREMIER Common Stock purchase rights and related interests and rights associated with each such share of PREMIER Common ("Rights") arising from, related to and/or issued pursuant to the Rights Agreement dated January 18, 1989 between PREMIER and Premier Bank, N.A., as Rights Agent (the PREMIER Rights Plan"), by virtue of the Merger and without any action of the part of the holder thereof shall thereupon be converted into 0.617761 share of BANC ONE Common subject, however, to (i) the anti-dilution provisions of Section 7(e) of this Merger Agreement and (ii) provisions set forth in Section 7(c) with respect to fractional shares (the "Exchange Rate").

       (ii) The 500 shares of Common Stock of PAC issued and outstanding immediately prior to the Effective Time shall, thereupon and without further notice, continue to be issued and outstanding shares of common stock of the Surviving Corporation.

       (iii) Any shares of PREMIER Common held by PREMIER as treasury stock, together with any and all Rights associated therewith arising from, related to and/or issued pursuant to the PREMIER Rights Plan, immediately prior to the Effective Time shall be canceled and shall not represent capital stock of and/or any right or interest with respect to BANC ONE or the Surviving Corporation and shall not be exchanged for shares of BANC ONE Common.

       (iv) The Rights issued pursuant to the PREMIER Rights Plan shall expire and neither the Surviving Corporation nor BANC ONE shall have any obligations with respect thereto.

    (b) PREMIER's shareholders of record at the Effective Time, for the shares of PREMIER Common then held by them, respectively, shall be allocated and be entitled to receive (upon surrender for cancellation of certificates formerly representing shares of PREMIER Common and Rights issued pursuant to the PREMIER Rights Plan) certificates for shares of BANC ONE Common as shall be equal to the number of shares of PREMIER Common outstanding immediately prior to the Effective Time multiplied by the Exchange Rate.

    (c) No certificate for fractional shares of BANC ONE Common will be issued by BANC ONE in connection with the exchange contemplated by the Merger, but in lieu thereof, any holder of PREMIER Common shall, upon surrender of the certificate or certificates representing such PREMIER Common and Rights issued pursuant to the PREMIER Rights Plan, be paid cash, without interest, by BANC ONE for such fractional shares, if any, on the basis of the BANC ONE Average Price (as hereinafter defined). The BANC ONE Average Price shall mean the average of the closing prices of BANC ONE Common on the New York Stock Exchange ("NYSE") during the Valuation Period (as hereinafter defined) as reported in
         The Wall Street Journal for NYSE Composite Transactions.  The term
         -----------------------
         "Valuation Period" shall mean the ten consecutive NYSE trading days ending on the eighth NYSE trading day immediately prior to the Closing Date .

    (d) As soon as practicable after the Effective Time, and subject to the provisions set forth above relating to fractional shares, BANC ONE will, or will cause Harris Trust and Savings Bank, as Exchange Agent for BANC ONE to, distribute to the former holders of PREMIER Common (or their respective designees) in exchange for and upon surrender for cancellation by such holders of a certificate or certificates formerly representing shares of PREMIER Common and Rights issued pursuant to the PREMIER Rights Plan, the certificate(s) for shares of BANC ONE Common in accordance with the Exchange Rate. Each certificate formerly representing PREMIER Common and Rights issued pursuant to the PREMIER Rights Plan shall be deemed for all purposes to evidence the ownership of the number of shares of BANC ONE Common into which such shares have been converted pursuant to the Exchange Rate; provided, however, that, until such surrender of a holder's certificate or certificates formerly representing shares of PREMIER Common and Rights issued pursuant to the PREMIER Rights Plan, the holder thereof shall not be entitled to receive any dividend or other payment or distribution payable to holders of BANC ONE Common. Upon such surrender (or, in lieu of surrender, other provisions reasonably satisfactory to BANC ONE as are made as set forth in the next following paragraph), there shall be paid to the person entitled thereto the aggregate amount of dividends or other payments or distributions (in each case without interest) which became payable after the Effective Time, to the extent not previously paid to such person, on the whole shares of BANC ONE Common represented by the certificates issued upon such surrender and exchange or in accordance with such other provisions, as the case may be. After the Effective Time the holders of certificates formerly representing shares of PREMIER Common and Rights issued pursuant to the PREMIER Rights Plan shall cease to have rights with respect to such shares and to any related Rights and their sole right shall be to exchange said certificates for shares of BANC ONE Common and any fractional share payment in accordance with this Merger Agreement.

         Certificates formerly representing shares of PREMIER Common and Rights issued pursuant to the PREMIER Rights Plan surrendered for cancellation by each shareholder entitled to exchange such shares for shares of BANC ONE Common shall be accompanied by such appropriate, executed letters of transmittal as BANC ONE may reasonably require; provided, however, that if there be delivered to BANC ONE by any person who is unable to produce any such certificate formerly representing shares of PREMIER Common and Rights issued pursuant to the PREMIER Rights Plan for surrender (i) evidence to the reasonable satisfaction of BANC ONE that any such certificate has been lost, wrongfully taken or destroyed, and
         (ii) such security or indemnity as reasonably may be requested by BANC ONE to save it harmless, and (iii) evidence to the reasonable satisfaction of BANC ONE that such person is the owner of the shares theretofore represented by each certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such certificate and to receive shares of BANC ONE Common pursuant to this Merger Agreement, then BANC ONE, in the absence of actual notice to it that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such person the certificate(s) representing shares of BANC ONE Common (and any fractional share payment) which such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed certificate representing shares of PREMIER Common.

    (e) If prior to the Effective Time, (i) PREMIER shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine PREMIER Common or declare a dividend, or make a distribution, on PREMIER Common in any security convertible into PREMIER Common or
         (ii) BANC ONE shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine BANC ONE Common or declare a dividend, or make a distribution, on BANC ONE Common in any security convertible into BANC ONE Common, appropriate adjustment or adjustments will be made in the Exchange Rate and other factors used to determine or limit the Exchange Rate.

8.  Board of Directors, Employees and Name Changes.  The directors of PREMIER
    ----------------------------------------------
    immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation immediately following the Effective Time and until the next annual meeting of shareholders at which their respective successors are elected and qualified. The officers and employees of the Surviving Corporation immediately following the Effective Time shall be the officers and employees of PREMIER immediately before the Effective Time with each such person to hold the same office in the Surviving Corporation as held by such person in PREMIER. The directors, officers and employees of the Subsidiaries immediately following the Effective Time shall be the officers and employees of the respective Subsidiaries immediately before the Effective Time. Subject to a review of the operations of PREMIER and its Subsidiaries and to commercial conditions that exist as of the Effective Time, it generally is the current intention of BANC ONE to retain the then existing employees of PREMIER and the Subsidiaries.

    PREMIER will cooperate with BANC ONE in the procurement of requisite corporate and regulatory approvals and, if requested by BANC ONE, will use its best efforts to take such other steps as are appropriate and necessary to effect changes in the name of each of the Subsidiaries to include the words "Bank One" or "Banc One" so that such name changes will become effective at the Effective Time or such other time subsequent to the Effective Time as may be requested by BANC ONE.

9.  Employee Benefits and Stock Options.  Following the Effective Time, the
    -----------------------------------
    stock options, if any, and employee benefit programs to be available and applicable to the officers and employees of PREMIER and the Subsidiaries shall be described in and governed by a Letter Agreement dated July 19, 1995 between PREMIER and BANC ONE (the "Benefits Agreement").

10. Undertakings of the Parties.  PREMIER, PAC and BANC ONE further agree as
    ---------------------------
    follows:

    (a) This Merger Agreement shall be submitted to the shareholders of PREMIER for approval at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-laws of PREMIER. Such shareholders' meeting will be scheduled to be held at a time mutually acceptable to PREMIER and BANC ONE approximately 30 to 45 days following the mailing by PREMIER of its proxy statement to its shareholders, which mailing will promptly follow the effective date of the registration statement to be filed by BANC ONE with the Securities and Exchange Commission (the "SEC") as provided in Section 10(d). PREMIER and BANC ONE will cooperate with each other in order to facilitate the preparation, filing and clearance of the registration statement and the proxy statement under federal and state securities laws to be used with respect to such shareholders' meeting and the exchange of shares as contemplated by this Merger Agreement. PREMIER's obligation to submit this Merger Agreement to a vote at the shareholders' meeting shall be subject to the receipt by PREMIER of the opinion of Merrill Lynch, Pierce, Fenner & Smith, Incorporated, dated as of a date not more than five days prior to the date of the Proxy Statement/Prospectus with respect to the fairness of the transaction to PREMIER's shareholders from a financial point of view satisfactory in form and substance to PREMIER and its counsel.

    (b) BANC ONE will promptly prepare and file an application (believed in good faith by BANC ONE to be substantially complete in form and substance) to the Board of Governors of the Federal Reserve System (the "Board") under appropriate provisions of Section 3 and Section 4 of the Bank Holding Company Act of 1956, as amended, and to the Louisiana Commissioner of Financial Institutions (the "Commissioner") under appropriate provisions of Louisiana Interstate Banking Law for prior approval of the Merger or the proposed acquisition of PREMIER and/or one of more of the Subsidiaries by BANC ONE. PREMIER will promptly furnish BANC ONE such information, appropriate representations and documents as may be reasonably requested by BANC ONE in connection therewith. BANC ONE will use its best efforts to cause such applications to be approved by the Board and the Commissioner, and to obtain such other regulatory consents and approvals as may be necessary to facilitate the Merger, in each case as soon as possible. Before such applications are filed, BANC ONE will provide PREMIER and its counsel with an opportunity to promptly review drafts of all such applications and to comment on the portions of such applications that contain information about PREMIER. BANC ONE will promptly provide PREMIER and its counsel with copies of all such applications as filed together with correspondence to or from any such regulators related thereto.

    (c) The closing of the Merger (the "Closing") shall, unless another date or place is agreed to in writing by the parties hereto, take place at the offices of BANC ONE, 100 East Broad Street, Columbus, Ohio 43271 on the last business day of a month which first occurs on or after the later of (i) the expiration of any required waiting period following the approval of the consummation of the Merger by the Board and Commissioner, (ii) the date of the meeting of shareholders of PREMIER to approve the Merger or (iii) the business day following the satisfaction or waiver of all conditions to the Merger. The date on which the closing is held is herein referred to as the "Closing Date."

    (d) BANC ONE will promptly prepare and file with the SEC and use its best efforts to cause to become effective as soon as possible, a registration statement, including the related prospectus, and including the proxy statement referred to in Section 10(a), above (the "Proxy Statement/Prospectus"), and any required amendments thereto or supplements to any prospectus contained therein, relating to the issuance of BANC ONE Common in the Merger as contemplated by this Merger

         Agreement. Such registration statement will not cover resales by any persons who may be considered "underwriters" under Rule 145(c) of the Securities Act of 1933, as amended (the "1933 Act"). PREMIER and its counsel shall assist BANC ONE in the preparation of the Proxy Statement/Prospectus and BANC ONE will provide PREMIER and its counsel with an opportunity to prepare material particularly related to PREMIER and matters with respect to disclosing the background of the transaction and reasons for the transaction. Before being filed with the SEC, BANC ONE will provide PREMIER and its counsel with the opportunity to promptly review such filing and comment thereon, which comments BANC ONE will reasonably consider. BANC ONE will promptly provide PREMIER and its counsel with copies of all SEC filings related to the Proxy Statement/Prospectus and the Registration Statement together with correspondence to or from the SEC related thereto. BANC ONE shall use its best efforts to have the shares of BANC ONE Common qualified or exempted from qualification under all applicable state securities laws as soon as possible. In the event that a stop order has been issued, or threatened, by the SEC, that suspends or would suspend the effectiveness of the registration statement, BANC ONE shall use its best efforts to promptly remove, or cause not to be issued, any such stop order.

    (e) BANC ONE will assume and pay, or will cause PAC to pay, all expenses incident to the obtaining of the requisite regulatory consents and approvals. Without limiting the generality of the foregoing, the expenses to be assumed and paid by BANC ONE shall include (i) all legal and other expenses and taxes incurred by BANC ONE incident to the consummation of the Merger contemplated by this Merger Agreement, (ii) all legal and other expenses incurred by BANC ONE incident to the preparation and filing of the applications to the Board and the Commissioner and other requests for regulatory consents and approvals with the appropriate bank regulatory agencies as set forth in or contemplated by this Merger Agreement, (iii) all legal and other expenses, if any, incurred in connection with the registration of BANC ONE Common under federal and state securities laws, and (iv) expenses associated with obtaining the tax opinion contemplated by Section 11 of this Merger Agreement. The expenses to be assumed and paid by BANC ONE shall not include any legal or other expenses incurred by PREMIER in the negotiation of this Merger Agreement, the examination or review of documents for its own benefit, in connection with its own corporate proceedings or to Merrill Lynch, Pierce, Fenner & Smith, Incorporated or to any other investment banker or advisor for services rendered on its behalf. BANC ONE will pay the expenses of reproducing the Proxy Statement/Prospectus. PREMIER shall be responsible for its legal and accounting fees associated with the Proxy Statement/Prospectus, including the expenses and fees to Merrill Lynch, Pierce, Fenner & Smith, Incorporated with respect to any opinion expressed with respect to the fairness of the Exchange Rate to the holders of PREMIER Common.

    (f) All information furnished by one party to another party in connection with this Merger Agreement (whether before or after the date of this Merger Agreement) and the transactions contemplated hereby which is regarded by such furnishing party as confidential (and is so designated not later than the time of delivery or the date of this Merger Agreement) will be kept confidential by such other party and will be used by such other party and its directors, officers, employees and representatives of its advisors only in connection with this Merger Agreement and the transactions contemplated hereby, except to the extent that such information (i) is already known to such other party when received, (ii) thereafter becomes lawfully obtainable from other sources, otherwise than in violation of this paragraph or similar duties or provisions regarding confidentiality, or (iii) is, in the reasonable opinion of legal counsel for such other party, required to be disclosed in any document filed with the SEC, the Board, the Commissioner or any other governmental agency or authority.

    (g) Each of BANC ONE and PREMIER will provide the other with copies of all filings it makes with the SEC under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the 1933 Act and the respective rules and regulations of the SEC thereunder at the time such filings are made at any time prior to the Effective Time. Insofar as any such filing refers to or describes this Merger Agreement, the other party hereto, or the transactions contemplated hereby, the filing party will provide to the other party a draft thereof reasonably in advance of making such filing, will provide the other party and its counsel reasonable opportunity to comment on such filing and will give due consideration to any comments of the other party and its counsel before making such filing.

    (h) BANC ONE and PAC will furnish to PREMIER all information concerning BANC ONE and PAC reasonably required by PREMIER in connection with the preparation of proxy solicitation materials for use in soliciting proxies in connection with the meeting of PREMIER's shareholders called for the purpose of voting on the Merger and will promptly advise PREMIER if BANC ONE determines that any of such information is or becomes false or misleading in any material respect. PREMIER will furnish to BANC ONE all information concerning PREMIER and the Subsidiaries reasonably required by BANC ONE in connection with BANC ONE's preparation of the registration statement (including the related prospectus) and any required amendments or supplements thereto, or in connection with other filings by BANC ONE relating to the registration of its shares to be issued in the Merger and will promptly advise BANC ONE if PREMIER determines that any such information is or becomes false or misleading in any material respect.

    (i) No press release or other public disclosure of matters related to this Merger Agreement or any of the transactions contemplated hereby shall be made by PREMIER or BANC ONE unless the other party shall have provided its prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law.

    (j) As soon as possible after the execution of this Merger Agreement, BANC ONE will vote all the shares of PAC to approve and adopt the proposal to merge PREMIER with PAC at a meeting of the shareholders of PAC held for such purpose or by means of a unanimous written consent of PAC's shareholders adopted in lieu of a meeting to approve the Merger and approve this Merger Agreement.

    (k) BANC ONE will vote, and will cause its subsidiaries to vote, any shares of PREMIER Common held by it or any such subsidiary, except for shares held in a fiduciary capacity, to approve and adopt this Merger Agreement and the Merger at a meeting of PREMIER shareholders held to approve the Merger and adopt this Merger Agreement.

    (l) For not less than the two-year period immediately following the Effective Time, BANC ONE shall make available adequate current public information about itself as that terminology is used in and as required by Rule 144(c) of the SEC under the 1933 Act.

    (m) PREMIER will use its reasonable best efforts to cause each person who, in the joint opinion of counsel for BANC ONE and PREMIER, is at the Effective Time or was, at the time of PREMIER's shareholders' meeting referred to in Section 10 hereof, an "affiliate" of PREMIER (as that term is used in Rules 144 and 145 promulgated by the SEC under the 1933
         Act), to execute and deliver to BANC ONE a written agreement, in the form of attached Exhibit B, that such person will
                          ---------
         not sell, pledge, transfer or otherwise dispose of the shares of BANC ONE Common to be received by such person in the Merger, except in compliance with the applicable provisions of the 1933 Act.

    (n) BANC ONE will initiate a pre-acquisition investigation and review of the books, records and facilities of PREMIER and its Subsidiaries and will complete such pre-acquisition investigation as soon as reasonably possible but, in no event, not more than 60 days after the date of this Merger Agreement. BANC ONE shall advise PREMIER at the conclusion of such pre-acquisition investigation of all matters then known to BANC ONE which are either (i) inconsistent in any material and adverse respect with any of the representations and warranties of PREMIER contained in this Merger Agreement or (ii), in the reasonable judgment of the Board of Directors of BANC ONE, either (x) to be of such significance as to materially and adversely affect the financial condition or the results of operations of PREMIER and the Subsidiaries on a consolidated basis or (y) to deviate materially and adversely from PREMIER's audited financial statements for the year ended December 31, 1994 or PREMIER's unaudited financials for the three-month period ended June 30, 1995. BANC ONE shall have the right to terminate this Merger Agreement as set forth in Section 24(c).

    (o) PREMIER will initiate a pre-acquisition investigation and review of the books, records and facilities of BANC ONE and its subsidiaries and will complete such pre-acquisition investigation not later than 10 business days following the date of this Merger Agreement. PREMIER shall advise BANC ONE at the conclusion of such pre-acquisition investigation of all matters then known to PREMIER which are either (i) inconsistent in any material and adverse respect with any of the representations and warranties of BANC ONE contained in this Merger Agreement or (ii), in the reasonable judgment of the Board of Directors of PREMIER, either
         (x) to be of such significance as to materially and adversely affect the financial condition or the results of operations of BANC ONE and the subsidiaries on a consolidated basis or (y) to deviate materially and adversely from BANC ONE's audited financial statements for the year ended December 31, 1994 or BANC ONE's unaudited financials for the three-month period ended June 30, 1995. PREMIER shall have the right to terminate this Merger Agreement as set forth in Section 24(d).

    (p) BANC ONE will use its reasonable best efforts to cause the shares of BANC ONE Common to be issued to the shareholders of PREMIER pursuant to this Merger Agreement to be listed on the NYSE as of the Closing Date.

    (q) PREMIER shall take all action, as necessary, with respect to the PREMIER Rights Plan, to prevent the approval, execution, delivery or implementation of this Merger Agreement or the consummation of the Merger, or the acquisition of shares of PREMIER Common by BANC ONE pursuant to the provisions of this Merger Agreement from resulting in the grant, issuance or triggering of any right or entitlement or the obligation to grant or issue any interest in PREMIER Common, BANC ONE Common or the common stock of the Surviving Corporation to any person under the PREMIER Rights Plan or enabling or allowing any Right or other interest associated with the PREMIER Rights Plan to be exercised, distributed or triggered.

    (r) PREMIER shall take all reasonable action pursuant to the provisions of The Premier Bancorp, Inc. 1991 Stock Option Plan (the "PREMIER Stock Option Plan") and the stock option agreements related thereto to encourage the holders of such options to exercise such options so that prior to the Closing Date all such options will have been converted into shares of PREMIER Common.

    (s) If at a time reasonably close to the anticipated Closing Date it appears that options for shares of PREMIER Common issued to officers and employees of PREMIER and the Subsidiaries related to the PREMIER Stock Option Plan will not be exercised and converted into shares of PREMIER Common prior to the Closing Date, BANC ONE will, prior to the Effective Time, file with the SEC and use its reasonable best efforts to cause to become effective not later than the Effective Time, a registration statement on Form S-8 or other appropriate form to register with the SEC the shares of BANC ONE Common which may be issued to individuals upon the exercise of stock options assumed by BANC ONE pursuant to the Benefits Agreement and will use its reasonable best efforts to cause such registration statement to remain in effect until the exercise or expiration of all such options and/or other stock-related benefits. BANC ONE shall use its reasonable best efforts to have the shares of BANC ONE Common which may be issued upon the exercise of such options qualified or exempted from qualification from all applicable state securities laws.

11. Tax Opinion.  BANC ONE and PREMIER shall use their respective best
    -----------
    efforts to obtain from Coopers & Lybrand a written opinion addressed to PREMIER, its shareholders and BANC ONE that, based upon the Internal Revenue Code and regulations thereunder and rulings issued by the Internal Revenue Service in transactions similar to those contemplated by this Merger
    Agreement:

    (a) The statutory Merger of PREMIER with and into PAC will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code;

    (b) No gain or loss will be recognized by BANC ONE or PREMIER as a consequence of the transactions herein contemplated;

    (c) No gain or loss will be recognized to the shareholders of PREMIER on the exchange of their shares of PREMIER Common for shares of BANC ONE Common (disregarding for this purpose any cash received in lieu of fractional share interests);

    (d) The Federal income tax basis of the BANC ONE Common received by the shareholders of PREMIER Common for their shares of PREMIER Common will be the same as the Federal income tax basis of the PREMIER Common surrendered in exchange therefor (reduced by any amount allocated to fractional share interests for which cash is received); and

    (e) The holding period of the BANC ONE Common received by a shareholder of PREMIER will include the period for which the PREMIER Common exchanged therefor was held, provided the exchanged PREMIER Common was held as a capital asset by such shareholder on the date of the exchange.

12. Representations and Warranties of BANC ONE.  BANC ONE represents and
    ------------------------------------------
    warrants to PREMIER that, except as set forth in BANC ONE's disclosure letter to PREMIER dated as of July 19, 1995 and delivered to PREMIER not later than the time of the execution of this Merger Agreement (the "BANC ONE Disclosure Letter"):

    (a) BANC ONE is a corporation duly organized and validly existing in good standing under the laws of the State of Ohio, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is qualified to do business and is in good standing in the State of Ohio, together with all other jurisdictions where it is both required to so qualify and where the failure to so qualify would have a material adverse effect on the business, operations, financial condition or results of operations of BANC ONE and its subsidiaries, taken as a whole, or on the ability of BANC ONE to consummate the transactions contemplated hereby (a "BANC ONE Material Adverse Effect"), and BANC ONE has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it and its subsidiaries. BANC ONE is not subject to any formal or informal agreement or understanding with, nor is it subject to any order of, any bank regulatory authority restricting or prohibiting or attempting to restrict or prohibit any activities or conduct of BANC ONE. Subject only to obtaining the required regulatory approvals, BANC ONE is, and at all times after the date of this Merger Agreement to and including the Effective Time will be, authorized to effect the Merger under applicable law. As of March 31, 1995, the authorized capital stock of BANC ONE consisted of (i) 600,000,000 shares of BANC ONE Common, of which a total of 394,378,724 shares were issued and outstanding and 15,630,500 were held by BANC ONE as treasury stock and
         (ii) 35,000,000 shares of preferred stock without par value, of which 4,997,999 shares were issued and outstanding as Series C $3.50 Cumulative Convertible Preferred Stock. All of the issued and outstanding shares of BANC ONE's capital stock are duly authorized, validly issued, fully paid, nonassessable and subject to no pre-emptive rights. Since March 31, 1995 BANC ONE has issued approximately 412,000 additional shares of BANC ONE Common and has issued no additional shares of preferred stock.

    (b) BANC ONE has furnished to PREMIER copies of the following financial statements relating to BANC ONE and its consolidated subsidiaries: (i) the audited Consolidated Balance Sheets of BANC ONE as of December 31, 1994 and 1993 and the Consolidated Statements of Income, Shareholders' Equity and Cash Flows for each of the years in the three-year period ended December 31, 1994, together with the notes thereto, as audited by Coopers & Lybrand, independent auditors as included in BANC ONE's Annual Report on Form 10-K for the year ended December 31, 1994 as filed with the SEC; and (ii) the unaudited

         Consolidated Balance Sheet of BANC ONE as at March 31, 1995 and the related unaudited Consolidated Statements of Income, Shareholders' Equity and Cash Flows for the quarter then ended, together with the notes thereto as included in BANC ONE's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, as filed with the SEC. Each of the aforementioned financial statements, and all financial statements included in Form 10-K or Forms 10-Q filed with the SEC subsequent to the date of this Merger Agreement and prior to the Effective Time will, present fairly, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto), the consolidated financial position and results of operations of BANC ONE as of the dates and for the periods therein set forth. Such financial statements do not or will not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders or would render such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since March 31, 1995, there has not been any change in the financial condition, results of operations or business of BANC ONE and its subsidiaries that has had a BANC ONE Material Adverse Effect.

    (c) Since December 31, 1991, BANC ONE and each of its subsidiaries has filed all reports, registrations and statements, together with any required amendments thereto, that any of them was required to file with
         (i) the SEC, including, but not limited to, all Forms 10-K, Forms 10-Q, Forms 8-K, annual reports and proxy statements, (ii) the Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the Office of the Comptroller of the Currency (the "OCC") and (v) any applicable state securities or banking authorities. All such reports and statements filed (and to be filed in the future) with any such regulatory body or authority are collectively referred to in this Merger Agreement as the "Reports." As of their respective dates, the Reports complied or, if filed in the future, will comply, in all material respects with the respective rules and regulations promulgated by the SEC, the Board, the FDIC, the OCC and state securities or banking authorities, and did not contain at the time filed, and all Reports to be filed after the date hereof and prior to the Effective Time will not contain at the time filed, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (d) The Boards of Directors of BANC ONE and PAC have duly authorized the execution and delivery of this Merger Agreement and approved the Merger as contemplated by this Merger Agreement. No authorization of this Merger Agreement or of the transactions hereby contemplated is required by the shareholders of BANC ONE. BANC ONE and PAC have all requisite power and authority to enter into this Merger Agreement and BANC ONE has and, after BANC ONE's vote of the shares of PAC in favor of the Merger as contemplated by Section 10(j), BANC ONE and PAC will have the corporate authority to consummate the transactions contemplated hereby. Subject, with respect to PAC, to approval by BANC ONE as PAC's sole shareholders, this Merger Agreement constitutes the valid and legally binding and enforceable obligation of each of BANC ONE and PAC, and this Merger Agreement and the consummation of the Merger have been duly authorized and approved on behalf of BANC ONE and PAC by all requisite corporate action. Neither the execution and delivery of this Merger Agreement nor, provided the required approvals are obtained from the Board and the Commissioner, the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court, bank regulatory agency or other governmental agency to which BANC ONE is subject, any contract, agreement or instrument to which BANC ONE is a party or by which

         BANC ONE is bound or committed, or the Articles of Incorporation or Code of Regulations of BANC ONE, or constitute an event which with the lapse of time or action by a third party, could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of BANC ONE or upon any of the stock of BANC ONE or adversely affect the ability of BANC ONE to consummate the transactions contemplated hereby, except, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the Effective Time or (ii) if not so cured or waived would not, in the aggregate, have a BANC ONE Material Adverse Effect.

    (e) The reserve for possible loan and lease losses shown on the March 31, 1995 Consolidated Balance Sheet of BANC ONE is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including, without limitation, accrued interest receivable) as of March 31, 1995.

    (f) Except as disclosed in the financial statements referred to in Section 12(b), there is no litigation, action, suit, investigation or proceeding pending or, to the best of the knowledge of BANC ONE and its executive officers after due inquiry, overtly threatened against or affecting BANC ONE or any of its subsidiaries or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority, which is reasonably likely to be resolved adversely to the interest of BANC ONE or its subsidiaries and, if so resolved, would have a BANC ONE Material Adverse Effect or materially impair its ability to perform under this Merger Agreement, and to the best of the knowledge of BANC ONE and its executive officers after due inquiry, no one has reasonable or valid grounds on which it reasonably can be expected that anyone will assert or initiate any such litigation, action, suit, investigation or proceeding against BANC ONE or any of its subsidiaries.

    (g) At the Effective Time and on such subsequent dates when the former shareholders of PREMIER surrender their PREMIER share certificates for cancellation and exchange, the shares of BANC ONE Common to be exchanged with former shareholders of PREMIER will have been duly authorized and validly issued by BANC ONE and will be fully paid and nonassessable and subject to no pre-emptive rights.

    (h) BANC ONE and each of its subsidiaries have good and marketable title to all their respective assets and properties, whether real or personal, tangible or intangible, including without limitation the capital stock of its subsidiaries and all other assets and properties reflected in BANC ONE's Consolidated Balance Sheet as of March 31, 1995 or which would be reflected thereon if not fully amortized or depreciated or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since March 31, 1995). Such assets and properties are subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except (i) as noted in said Consolidated Balance Sheet or the notes thereto or, with respect to assets and properties acquired after March 31, 1995, as noted in BANC ONE's Consolidated Balance Sheet or the notes thereto included in a periodic report filed with the SEC; (ii) statutory liens for taxes not yet delinquent; (iii) landlord's liens; and (iv) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and such liens, mortgages, security interests, encumbrances and charges do not, in the aggregate, have a BANC ONE Material Adverse Effect. BANC ONE and its subsidiaries as lessees have the unqualified right under valid and subsisting leases to occupy, use, possess and control all property leased by BANC ONE and its subsidiaries. At the Effective Time all limitations affecting such properties will not, in the aggregate, have a BANC ONE Material Adverse Effect.

    (i) To the best of the knowledge of BANC ONE and its executive officers after due inquiry, BANC ONE and its subsidiaries have complied with all laws, regulations and orders applicable to them and to the conduct of their businesses, including without limitation all statutes, rules and regulations pertaining to the conduct of banking activities, except for violations which, together with any penalty which results therefrom, have not had and will not have a BANC ONE Material Adverse Effect. Neither BANC ONE nor any of its subsidiaries is in default under, and no event has occurred which, to the best of the knowledge of BANC ONE and its executive officers, after due inquiry, is likely to result in a default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, in each case where the default has had or is likely to have a BANC ONE Material Adverse Effect.

    (j) BANC ONE and PAC have not incurred and will not incur directly or indirectly any liability for brokerage, finders' or investment bankers' fees or commissions in connection with this Merger Agreement or the transactions contemplated hereby.

    (k) Each pension, stock bonus or purchase, profit-sharing, retirement, health and welfare plan maintained by or covering employees of BANC ONE or any subsidiary of BANC ONE other than a multi employer plan (for purposes of this paragraph hereinafter referred to collectively as the "Plans") which purports to be a qualified plan under Section 401(a) of the Code is so qualified. All of the Plans which constitute employee pension benefit or employee welfare benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended

         ("ERISA"), have been maintained in compliance in all material respects with the applicable requirements of ERISA. All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the Plans have been timely filed or delivered. BANC ONE and its executive officers, after due inquiry, have no knowledge of (i) any circumstances which would adversely affect the qualification of the Plans or their compliance with the applicable requirements of ERISA, or would result or have resulted in liability under Title IV of ERISA or (ii) any "reportable event" (as such term is defined in Section 4043(b) of ERISA) or any "prohibited transaction" (as such term is defined in
         Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections became applicable to the Plans and which could reasonably be expected to result in any material liability of BANC ONE or any subsidiary to the Pension Benefit Guaranty Corporation (the "PBGC"), the Department of Treasury, the Department of Labor or any multiemployer plan. Those Plans which are defined benefit plans within the meaning of ERISA meet the minimum funding standards set forth in the Code and ERISA and the assets of such Plans equal or exceed the current value of accrued benefits under such Plans on a termination basis using PBGC interest rates as of the most recent plan valuation dates. There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of BANC ONE or any subsidiary to the PBGC, Department of Treasury, Department of Labor or any multiemployer plan.

    (l) Except where the failure to file would not have a BANC ONE Material Adverse Effect, BANC ONE and/or its subsidiaries have duly filed all federal, state, county and local income, franchise, bank, excise, real and personal property and other tax returns and reports (including, but not limited to, those relating to social security, withholding, unemployment insurance, and occupation, sales and use taxes and those filed on a consolidated, combined or unitary basis) required to have been filed by BANC ONE or its subsidiaries up to the date hereof. All of the foregoing returns are true and correct in all material respects, and BANC ONE and its subsidiaries have paid or, prior to the Effective Time, will pay all taxes, interest, additions to tax, and penalties shown on such returns or reports as being due or (except to the extent the same are contested in good faith and, if material, summarized in the BANC ONE Disclosure Letter) claimed to be due to any federal, state, county, local or other taxing authority, and there is, and at the Effective Time will be, no basis for any additional claim or assessment which might have a BANC ONE Material Adverse Effect, except for those being contested in good faith and summarized in the BANC ONE Disclosure Letter. BANC ONE and its subsidiaries have paid or made adequate provision in their financial statements or on their books and records for all taxes payable in respect of all periods ending on or before the date hereof. BANC ONE and its subsidiaries have, and at the Effective Time will have, no liability for any taxes, interest, additions to tax, or penalties of any nature whatsoever, except for those taxes which may have arisen up to the Effective Time in the ordinary course of business and are properly accrued on the books of BANC ONE and its subsidiaries as of the Effective Time or are being contested in good faith and have, if material, been summarized in the BANC ONE Disclosure Letter.

    (m) BANC ONE and its subsidiaries have in effect insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to BANC ONE and its subsidiaries.

    (n) Neither the Proxy Statement/Prospectus nor the related registration statement nor any amendment or supplement thereto that is filed with the SEC in connection with the transactions contemplated hereby (except for any information which has been or shall be supplied in writing by PREMIER specifically for inclusion in the Proxy Statement/Prospectus and registration statement and is so included as so supplied) shall contain (in the case of information relating to the Proxy Statement/Prospectus, at the time it is mailed and in the case of information relating to the registration statement at the time it becomes effective and in both cases at the time of the meeting of PREMIER's shareholders held to consider the proposed Merger) any untrue statement of a material fact or shall omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. The registration statement and any amendments or supplements thereto that are filed with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of the 1933 Act and the rules and regulations promulgated thereunder.

    (o) No employee of BANC ONE or any of its subsidiaries is represented, for purposes of collective bargaining, by a labor organization of any type. BANC ONE is unaware of any efforts during the past five years to unionize or organize any employees of BANC ONE or any of its subsidiaries, and no claim related to such employees under the Fair Labor Standards Act, National Labor Relations Act, Civil Rights Act of 1964, Walsh-Healy Act, Davis Bacon Act, Civil Rights Act of 1866, Age Discrimination in Employment Act, Equal Pay Act of 1963, Executive Order No. 11246, Federal Unemployment Tax Act, Vietnam Era Veterans Readjustment Act, Occupational Safety and Health Act, or any state or local employment related law, order, ordinance or regulation, and no unfair labor practice, discrimination or wage-and-hour claim is pending or, to the best of the knowledge of BANC ONE and its executive officers after due inquiry, threatened against BANC ONE or any of its subsidiaries which claim has had or is reasonably likely to have a BANC ONE Material Adverse Effect.

    (p) To the best of knowledge of BANC ONE and its executive officers after due inquiry: (i) with respect to any contaminant, pollutant, hazardous substance, hazardous waste, hazardous pollutant, toxic pollutant, toxic waste or toxic substance ("Contaminant"), there are no material actions, proceedings or investigations pending or threatened before any federal or state environmental regulatory body, or before any federal or state court, alleging non-compliance with or liability in connection with, by BANC ONE or any of its subsidiaries, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
         (S)(S) 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. (S)(S) 6901 et seq. ("RCRA"), the Clean Water Act, 33 U.S.C. (S)(S) 1251 et seq. ("CWA"), or the Clean Air Act, 42 U.S.C.
         (S)(S) 7401 et seq. ("CAA"), as each is amended from time to time, or any other federal, state, local or municipal statute, ordinance or regulation, or order, ruling or other decision of any court, administrative agency or other governmental authority relating to health or safety or environmental protection (such statutes, ordinances, regulations, orders, rulings and decisions, together, "Environmental Laws"); (ii) there is no reasonable basis for the institution of any material action, proceeding or investigation against BANC ONE or any of its subsidiaries under any Environmental Law; (iii) neither BANC ONE nor any of its subsidiaries is responsible in any material respect under any Environmental Law for any release by any person at or in the vicinity of real property of any Contaminant, caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any such hazardous substance into the environment (collectively "Release");
         (iv) neither BANC ONE nor any of its subsidiaries is responsible for any material costs of any response action required by virtue of any Release of any Contaminant into the environment including, without limitation, costs arising from investigation, removal or remediation of Contaminants, security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body or any other person; (v) BANC ONE and each of its subsidiaries are, in all material respects, in compliance with all applicable Environmental Laws; and (vi) no real property owned or used by BANC ONE or any of its subsidiaries contains any Contaminant including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, the presence, location or condition of which
         (a) could require remediation or other corrective action pursuant to any Environmental Law in any material respect, or (b) otherwise would pose any significant health or safety risk unless remedial measures were taken.

    (q) BANC ONE and/or its subsidiaries (i) have surveyed the facilities where BANC ONE and its subsidiaries conduct their businesses including, without limitation, automatic teller machines (collectively, the "BANC ONE Facilities") for compliance with the Americans with Disabilities Act and the regulations issued thereunder (collectively, "ADA"); (ii) have developed action plans to remove architectural barriers including communication barriers that are structural in nature from existing BANC ONE Facilities (collectively, the "BANC ONE Barriers") when such removal is "readily achievable," as that term is defined in ADA; (iii) have finalized action plans for automatic teller machines ("ATMs") in conformance with the Joint Final Rule of the Architectural and Transportation Barriers Compliance Board ("ATBCB") and the Department of Transportation, effective August 16, 1993; (iv) have developed or will develop schedules for BANC ONE Barrier removal from BANC ONE Facilities in such action plans so that BANC ONE Barrier removal was complete on January 26, 1992 or will be completed as soon as practicable thereafter; and (v) have removed all BANC ONE Barriers in BANC ONE Facilities or will cause all BANC ONE Barriers to be removed in accordance with such action plans. All "alterations" (as such term is defined in ADA) to BANC ONE Facilities undertaken after January 26, 1992 comply with ADA and the ATBCB Accessibility Guidelines for Buildings and Facilities ("ADAAG"). Effective January 26, 1992, all plans and designs for new construction to be utilized by BANC ONE and its subsidiaries comply with ADA and ADAAG. To the best of the knowledge of BANC ONE and its executive officers, after due inquiry, no material investigations, proceedings, or complaints, formal or informal, are pending or threatened against BANC ONE and/or its subsidiaries in connection with BANC ONE Facilities under ADA, ADAAG, or any other state or federal law concerning accessibility for individuals with disabilities.

    (r) The statements made and the information included in the BANC ONE Disclosure Letter and any attachments thereto shall be deemed to constitute representations and warranties of BANC ONE under this Merger Agreement to the same extent as if herein set forth in full. Anything disclosed in the BANC ONE Disclosure Letter or the attachments thereto shall be considered to have been disclosed for purposes of all representations, warranties and covenants under this Merger Agreement.

13. Representations and Warranties of PAC and of BANC ONE with respect to PAC.
    -------------------------------------------------------------------------
    BANC ONE and PAC represent and warrant to PREMIER that, except as set forth in the BANC ONE Disclosure Letter:

    (a) PAC is a corporation duly organized and validly existing under the laws of the State of Ohio and is qualified to do business and is in good standing in the State of Ohio together with all other jurisdictions where it is both required to so qualify and the failure to so qualify would have a material adverse effect on the business, operations, financial condition or result of operations of PAC or on the ability of PAC to consummate the transactions contemplated hereby, and PAC has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the business and activities now conducted by it. The authorized capital stock of PAC is, and at the Effective Time will be, 500 shares of common stock, without par value, of which 500 shares are issued and outstanding, all of which are, and at the Effective Time will be, owned of record and beneficially by BANC ONE free and clear of all liens, security interests or other encumbrances. PAC has no subsidiaries.

    (b) The Board of Directors of PAC has authorized execution of this Merger Agreement and approved the acquisition of PREMIER as contemplated by this Merger Agreement. PAC has all requisite power and corporate authority to enter into this Merger Agreement and, after the approval of the Merger by BANC ONE, PAC will have the authority to consummate the transactions contemplated hereby. Subject to shareholder approval, this Merger Agreement will constitute the valid and legally binding obligation of PAC and this Merger Agreement and the consummation hereof have been duly authorized and approved on behalf of PAC by all requisite corporate action. Neither the execution and delivery of this Merger Agreement nor, subject to PAC shareholder approval and provided the required approvals are obtained from the Board and the Commissioner, the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court, bank regulatory agency or other governmental agency to which PAC may be subject, any contract, agreement or instrument to which PAC is a party or by which PAC is bound or committed, or the Articles of Incorporation or Code of Regulations of PAC, or constitute an event which with the lapse of time or action by a third party, could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of PAC or adversely affect the ability of PAC to consummate the transactions contemplated hereby.

    (c) PAC was incorporated on January 2, 1991 for the sole purpose of effecting the acquisition of PREMIER, and has not conducted any business other than in connection with the 1992 Agreement or this Merger Agreement. Except as may be directly related to the 1992 Agreement or this Merger Agreement, PAC has no assets other than $500 in cash and no liabilities of any nature whatsoever.

14. Representations and Warranties of PREMIER.  PREMIER represents and warrants
    -----------------------------------------
    to BANC ONE that, except as shall be set forth in PREMIER's disclosure letter (and any attachments or schedules annexed thereto) to BANC ONE, to be provided to BANC ONE by PREMIER pursuant to the provisions of Section 15(i) of this Merger Agreement (the "PREMIER Disclosure Letter"):

    (a) PREMIER is a corporation duly organized and validly existing in good standing under the laws of the State of Louisiana, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is qualified to do business and is in good standing in all jurisdictions where it is both required to so qualify and where the failure to so qualify would have a material adverse effect on the business, operations, financial condition or results of operations of PREMIER and the Subsidiaries taken as a whole, or on the ability of PREMIER to consummate the transactions contemplated hereby (a "PREMIER Material Adverse Effect") and PREMIER has full corporate power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it and the Subsidiaries. PREMIER is not subject to any formal or informal agreement or understanding with, nor is it subject to any order of, any bank regulatory authority restricting or prohibiting or attempting to restrict or prohibit any activities or conduct of PREMIER. As of July 19, 1995, PREMIER had authorized capital stock consisting of 100,000,000 shares of PREMIER Common, of which a total of 33,828,969 shares were issued and outstanding, not including 46,000 shares of treasury stock owned by PREMIER, and 10,000,000 shares of PREMIER Preferred, none of which were issued and outstanding. All of the issued and outstanding shares of PREMIER Common are duly authorized, validly issued, fully paid and nonassessable and none are issued in violation of the pre-emptive rights of any shareholder. There are no outstanding options, warrants or commitments of any kind related to PREMIER's capital stock and no rights plan or other similar plan is related to PREMIER's capital stock except for (i) options for not more than 1,132,090 shares of PREMIER Common issued to officers and employees of PREMIER and its Subsidiaries related to The Premier Stock Option Plan; (ii) certain rights and interests granted to BANC ONE by PREMIER pursuant to the Amended and Restated Agreement and Plan of Acquisition dated as of March 26, 1992 between BANC ONE and PREMIER, as amended by the First Amendment to Amended and Restated Agreement and Plan of Acquisition dated as of April 25, 1995 (together, the "1992 Agreement"); (iii) a commitment to issue not more than 427,773 shares of PREMIER Common in exchange for all the capital stock of HNB Corporation; (iv) shares issuable pursuant to the Warrant Agreement dated as of March 26, 1992 between BANC ONE and PREMIER (the "Warrant Agreement"); and (v) Rights issued or issuable pursuant to the PREMIER Rights Plan.

    (b) PREMIER has furnished to BANC ONE copies of the following financial statements relating to PREMIER and the Subsidiaries on a consolidated basis: (i) the audited Consolidated Balance Sheet of PREMIER as of December 31, 1994 and 1993, and the Consolidated Statements of Income, Stockholders' Equity and Cash Flows for each of the years in the three-year period ended December 31, 1994, together with the notes thereto, as audited by KPMG Peat Marwick,

         Certified Public Accountants; and (ii) the unaudited Consolidated Balance Sheet of PREMIER as at March 31, 1995 and the related unaudited Consolidated Statement of Income and Cash Flows for the quarter then ended, together with the notes thereto as included in PREMIER's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 as filed with the SEC. Each of the aforementioned financial statements, and all financial statements included in Forms 10-K or Forms 10-Q filed with the SEC subsequent to the date of this Merger Agreement and prior to the Effective Time will, present fairly, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto), the consolidated financial position and results of operations of PREMIER as of the dates and for the periods therein set forth. Such financial statements do not or will not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders or would render such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since March 31, 1995, there has not been any change in the financial condition, results of operations or business of PREMIER and the Subsidiaries that has had a PREMIER Material Adverse Effect.

    (c) Since December 31, 1991, PREMIER and each of its Subsidiaries has filed all reports, registrations and statements, together with any required amendments thereto, that any of them was required to file with (i) the SEC, including, but not limited to, all Forms 10-K, Forms 10-Q, Forms 8-K, annual reports and proxy statements, (ii) the Board, (iii) the FDIC, (iv) the OCC and (v) any applicable state securities or banking authorities. All such reports and statements filed (and to be filed in the future) with any such regulatory body or authority are collectively referred to in this Merger Agreement as the "Reports." As of their respective dates, the Reports complied or, if filed in the future, will comply, with the respective rules and regulations promulgated by the SEC, the Board, the FDIC, the OCC and state securities or banking authorities, and did not contain at the time filed, and all Reports to be filed after the date hereof and prior to the Effective Time will not contain at the time filed, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (d) The Board of Directors of PREMIER has duly authorized the execution and delivery of this Merger Agreement and approved the Merger as contemplated by the Merger Agreement and will recommend it to the PREMIER shareholders for adoption unless, in the good faith judgment of the Board of Directors such recommendation would be inconsistent with its fiduciary duties. Subject to approval by the shareholders of PREMIER and the contemplated regulatory approvals, this Merger Agreement constitutes the valid, legally binding and enforceable obligation of PREMIER and PREMIER has all requisite power and authority to enter into this Merger Agreement and PREMIER has the authority to consummate the transactions contemplated hereby so that, provided all required corporate and regulatory approvals are obtained, neither the execution and delivery of this Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court, bank regulatory agency or other governmental agency to which PREMIER is subject, any contract, agreement or instrument to which PREMIER is a party or by which PREMIER is bound or committed, or the Articles of Incorporation or By-laws of PREMIER, or constitute an event which with the lapse of time or action by a third party, could result in the default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of PREMIER or upon any of PREMIER's capital stock, except, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the Effective Time or (ii) if not so cured or waived would not, in the aggregate, have a PREMIER Material Adverse Effect.

    (e) The reserve for possible loan and lease losses shown on the March 31, 1995 Consolidated Balance Sheet of PREMIER is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including, without limitation, accrued interest receivable) as of March 31, 1995.

    (f) Except as disclosed in the financial statements referred to in Section 14(b), there is no litigation, action, suit, investigation or proceeding pending or, to the best of the knowledge of PREMIER and its executive officers after due inquiry, threatened against or affecting PREMIER or any of its Subsidiaries or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority which is reasonably likely to be resolved adversely to the interest of PREMIER or its Subsidiaries and, if so resolved, would have a PREMIER Material Adverse Effect, and to the best of the knowledge of PREMIER and its executive officers after due inquiry, no one has reasonable or valid grounds on which it reasonably can be expected that anyone will assert or initiate any such litigation, action, suit, investigation or proceeding against PREMIER or any of the Subsidiaries.

    (g) PREMIER and its Subsidiaries have good and marketable title to all their respective assets and properties, whether real or personal, tangible or intangible, including without limitation the capital stock of its Subsidiaries and all other assets and properties reflected in PREMIER's Consolidated Balance Sheet as of March 31, 1995 or which would be reflected thereon if not fully amortized or depreciated or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since March 31, 1995). Such assets and properties are subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except (i) as reflected in said Consolidated Balance Sheet or the notes thereto or, with respect to assets and properties acquired after March 31, 1995, as noted in PREMIER's Consolidated Balance Sheet or the notes thereto included in a periodic report filed with the SEC; (ii) statutory liens for taxes not yet delinquent; (iii) landlord's liens; and (iv) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and such liens, mortgages, security interests, encumbrances and charges do not, in the aggregate, have a PREMIER Material Adverse Effect. PREMIER and its Subsidiaries as lessee have the right under valid and subsisting leases to occupy, use, possess and control all property leased by PREMIER and its Subsidiaries. At the Effective Time all limitations affecting such properties will not, in the aggregate, have a PREMIER Material Adverse Effect.

    (h) To the best of the knowledge of PREMIER and its executive officers after due inquiry, PREMIER and its Subsidiaries have complied with all laws, regulations and orders applicable to them and to the conduct of their businesses, including without limitation all statutes, rules and regulations pertaining to the conduct of banking activities, except for violations which, together with any penalty which results therefrom, have not had and will not have a PREMIER Material Adverse Effect. Neither PREMIER nor any of its Subsidiaries is in default under, and no event has occurred which, to the best of the knowledge of PREMIER and its executive officers, after due inquiry, is likely to result in a default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, in each case where the default has had or is likely to have a PREMIER Material Adverse Effect.

    (i) PREMIER has not, since March 31, 1995 to the date hereof, (i) sold or issued any corporate debt securities, granted any option for the purchase of capital stock or sold, issued, reissued or increased its shares of its capital stock, except as may be permitted pursuant to
         Section 15(b) hereof or as incurred in carrying out the transaction contemplated by this Merger Agreement; (ii) declared or set aside or paid any dividend or other distribution in respect of its capital stock, except as may be permitted pursuant to Section 15(a) hereof;
         (iii) directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock; (iv) incurred any obligation or liability (absolute or contingent) except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrance on any of its material assets or properties except in the ordinary cause of business; (v) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), except in the ordinary course of business; (vi) sold, exchanged or otherwise disposed of any material capital assets; (vii) made any extraordinary officers' salary increase or wage increase, entered into any employment contract with any officer or salaried employee or instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement;
         (viii) suffered any damage, destruction or loss, whether or not covered by insurance, that has had a PREMIER Material Adverse Effect or waived any rights of value which, in the aggregate, have had a PREMIER Material Adverse Effect; (ix) entered or agreed to enter into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights; or (x) entered into any other material transaction (other than in the ordinary course of business) except as expressly contemplated by this Merger Agreement.

    (j) Except as set forth in the PREMIER Document List (the "PREMIER Document List") attached to the PREMIER Disclosure Letter, neither PREMIER nor any of its Subsidiaries is a party to or bound by any written or oral
         (i) employment or consulting contract which is not terminable by PREMIER or its Subsidiaries on 60 days or less notice, (ii) employee bonus, deferred compensation, pension, stock bonus or purchase, profit-sharing, retirement or stock option plan, (iii) other employee benefit or welfare plan, or (iv) other executory material agreements as defined by the instructions to Exhibit 10 under Item 601 of SEC Regulation S-K. All such pension, stock bonus or purchase, profit-sharing, retirement, health and welfare plans (other than any multiemployer plans) set forth in the PREMIER Document List are in this section hereinafter referred to collectively as the "Plans." Those Plans intended to be qualified plans under Section 401(a) of the Code meet any applicable requirements for favorable tax treatment under the Code. All of the Plans which constitute employee pension benefit plans or employee welfare plans subject to ERISA have been maintained in compliance in all material respects with the applicable requirements of ERISA. All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the Plans have been timely filed or delivered. PREMIER and its executive officers after due inquiry have no knowledge of (i) any circumstances which would adversely affect the qualification of the Plans or their compliance with the applicable requirements of ERISA or would result or have resulted in liability under Title IV of ERISA or (ii) any unreported "reportable event" (as such term is defined in Section 4043(b) of ERISA) or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections became applicable to the Plans and which could reasonably be expected to result in any material liability of PREMIER or any Subsidiary to the PBGC, the Department of Treasury, the Department of Labor or any multiemployer plan. Those Plans which are defined benefit plans within the meaning of ERISA meet the minimum funding standards set forth in the Internal Revenue Code and ERISA and the assets of such Plans equal or exceed the current value of accrued benefits on a termination basis under such Plans on a termination basis using PBGC interest rates as of the most recent plan valuation date. There are no pending or threatened claims (other than claims for benefits in the ordinary course and pursuant to domestic relations orders), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of PREMIER or any of its Subsidiaries to the PBGC, the Department of Treasury, the Department of Labor or any multiemployer plan.

    (k) Except where the failure to file would not have a PREMIER Material Adverse Effect, PREMIER and/or its Subsidiaries have duly filed all federal, state, county and local income, franchise, bank, excise, real and personal property and other tax returns and reports (including, but not limited to, those relating to social security, withholding, unemployment insurance, and occupation, sales, and use taxes and those filed on a consolidated, combined or unitary basis) required to have been filed by PREMIER or its Subsidiaries up to the date hereof. PREMIER has made available to BANC ONE a copy of its Federal income tax return for the years 1994 and 1993 and, if applicable, undertakes to provide BANC ONE with a copy of its Federal income tax return for the year 1995 when the same becomes available. All of the foregoing returns are true and correct in all material respects, and PREMIER and its Subsidiaries have paid or, prior to the Effective Time, will pay all taxes, interest, additions to tax, and penalties shown on such returns or reports as being due or (except to the extent the same are contested in good faith and, if material, summarized in the PREMIER Disclosure Letter) claimed to be due to any federal, state, county, local or other taxing authority, and there is, and at the Effective Time will be, no basis for any additional claim or assessment which might have a PREMIER Material Adverse Effect, except for those being contested in good faith and summarized in the PREMIER Disclosure Letter. PREMIER and its Subsidiaries have paid or made adequate provision in their financial statements or on their books and records for all taxes payable in respect of all periods ending on or before the date hereof. PREMIER and its Subsidiaries have, and at the Effective Time will have, no liability for any taxes, interest, additions to tax, or penalties of any nature whatsoever, except for those taxes which may have arisen up to the Effective Time in the ordinary course of business and are properly accrued on the books of PREMIER and the Subsidiaries as of the Effective Time or are being contested in good faith and have, if material, been summarized in the PREMIER Disclosure Letter.

    (l) PREMIER and the Subsidiaries have in effect insurance coverage with reputable insurers which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to PREMIER and the Subsidiaries.

    (m) PREMIER has not incurred and will not incur any liability for brokerage, finders' or investment bankers' fees or commissions in connection with this Merger Agreement or the transactions contemplated hereby except for fees to Merrill Lynch, Pierce, Fenner & Smith, Incorporated as set forth in that certain letter dated March 18, 1994 between PREMIER and Merrill, Lynch, Pierce, Fenner & Smith, Incorporated which letter shall be included as an exhibit to the PREMIER Disclosure Letter.

    (n) PREMIER has annexed to the PREMIER Disclosure Letter a loan schedule identifying certain loan agreements, notes and borrowing arrangements (the "PREMIER Loan Schedule") between its Subsidiaries and borrowers from its

         Subsidiaries. Except as specifically noted on the PREMIER Loan Schedule, as of June 30, 1995 no Subsidiary was a party to any (i) written or oral loan agreement, note or borrowing arrangement under the terms of which the obligor is delinquent more than 30 days, but less than 90 days, in payment of principal or interest or, to the best of PREMIER's knowledge, in default of any other provision as of the dates shown thereon, other than (A) commercial loans the unpaid balance of which does not exceed $100,000 per loan and (B) consumer, credit card or other loans the unpaid balance of which does not exceed $50,000 per loan; (ii) written or oral loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by PREMIER, such Subsidiary or any banking regulator;
         (iii) written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, with any director, executive officer or ten percent shareholder of PREMIER, or to the actual knowledge of PREMIER and its executive officers, after due inquiry, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or, (iv) to the best of PREMIER's knowledge, any written or oral loan agreement, note or borrowing arrangement in violation of any law, regulation or rule of any governmental authority and which violation could, to the best of PREMIER's knowledge after due inquiry, have a PREMIER Material Adverse Effect.

    (o) None of the information provided by PREMIER to BANC ONE for inclusion in the Proxy Statement/Prospectus or related registration statement or any amendment or supplement thereto (to the extent so included as so provided) shall contain (in the case of information relating to the Proxy Statement/Prospectus, at the time it is mailed and in the case of information relating to the registration statement, at the time it becomes effective and in both cases at the time of the meeting of PREMIER's shareholders held to consider the proposed Merger) any untrue statement of a material fact or shall omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus that is filed with the SEC in connection with the meeting of the shareholders of PREMIER will comply as to form in all material respects with the provisions of the 1934 Act and the rules and regulations promulgated thereunder.

    (p) Except as specifically disclosed on the PREMIER Contracts Schedule annexed to the PREMIER Disclosure Letter, neither PREMIER nor any Subsidiary is, as of the date hereof, a party to any material contract and/or any material credit agreement as obligor, maker, issuer or guarantor and which contract or agreement contains covenants which make the acquisition of PREMIER or any Subsidiary by or merger with another entity a condition of default or acceleration.

    (q)  Attached hereto as Exhibit A is PREMIER's Subsidiaries List which sets
                            ---------
         forth the complete legal name of each Subsidiary and of any other entity in which PREMIER and/or any Subsidiary owns or controls 5% or more of its capital or voting stock, a designation of the laws under which each is incorporated or organized, the percentage interest owned by PREMIER or a Subsidiary in each such entity, the activities conducted by each entity. Except as set forth in Exhibit A, PREMIER has
                                                          ---------
         no Subsidiaries or interests of 5% or more of the capital or voting stock of any entity, except any entity in which such interest is owned or controlled in a fiduciary capacity. Each of the Subsidiaries and other entities set forth on Exhibit A is a corporation, limited
                                     ---------
         liability company or similar entity duly organized and validly existing in good standing under the laws of the United States or the state of its incorporation and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it and is duly qualified to do business and is in good standing in all jurisdictions where the failure to so qualify (together with all such failures) would have a

         PREMIER Material Adverse Effect.  Except as may be set forth in
         Exhibit A, PREMIER owns beneficially and of record all the outstanding
         ---------
         shares of capital stock of each Subsidiary and entity listed on
         Exhibit A, which stock is fully paid and non-assessable, except as
         ---------
         provided by law. Neither PREMIER nor any Subsidiary listed on Exhibit A
                                                                       ---------
         is a party to any partnership or joint venture except as may be set forth and described in Exhibit A.
                                ---------

    (r) No employee of PREMIER or any of its Subsidiaries is represented, for purposes of collective bargaining, by a labor organization of any type. PREMIER is unaware of any efforts during the past five years to unionize or organize any employees of PREMIER or any of its Subsidiaries, and no claim related to such employees under the Fair Labor Standards Act, National Labor Relations Act, Civil Rights Act of 1964, Walsh-Healy Act, Davis Bacon Act, Civil Rights Act of 1866, Age Discrimination in Employment Act, Equal Pay Act of 1963, Executive Order No. 11246, Federal Unemployment Tax Act, Vietnam Era Veterans Readjustment Act, Occupational Safety and Health Act, or any state or local employment related law, order, ordinance or regulation, and no unfair labor practice, discrimination or wage-and-hour claim is pending or, to the best of the knowledge of PREMIER and its executive officers after due inquiry, threatened against PREMIER or its Subsidiaries, which claim has had or is reasonably likely to have a PREMIER Material Adverse Effect.

    (s) To the best of the knowledge of PREMIER and its executive officers after due inquiry: (i) with respect to any Contaminant, there are no material actions, proceedings or investigations pending or threatened before any federal or state environmental regulatory body, or before any federal or state court, alleging non-compliance with or liability in connection with, by PREMIER or any Subsidiary, CERCLA or any other Environmental Laws; (ii) there is no reasonable basis for the institution of any material action, proceeding or investigation against

         PREMIER or any Subsidiary under any Environmental Law; (iii) neither PREMIER nor any Subsidiary is responsible in any material respect under any Environmental Law for any Release; (iv) neither PREMIER nor any Subsidiary is responsible for any material costs of any response action required by virtue of any Release of any Contaminant into the environment including, without limitation, costs arising from investigation, removal or remediation of Contaminants, security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body or any other person; (v) PREMIER and each Subsidiary is, in all material respects, in compliance with all applicable Environmental Laws; and (vi) no real property owned or used by PREMIER or any Subsidiary contains any Contaminant including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, the presence, location or condition of which (a) could require remediation or other corrective action pursuant to any Environmental Law in any material respect, or (b) otherwise would pose any significant health or safety risk unless remedial measures were taken.

    (t) PREMIER and/or the Subsidiaries (i) have surveyed the facilities where PREMIER and its Subsidiaries conduct their businesses including, without limitation, ATMs (collectively, the "PREMIER Facilities") for compliance with ADA; (ii) have developed action plans to remove architectural barriers including communication barriers that are structural in nature from existing PREMIER Facilities (collectively, the "PREMIER Barriers") when such removal is "readily achievable," as that term is defined in ADA; (iii) have finalized action plans for ATMs in conformance with the Joint Final Rule of the ATBCB and the Department of Transportation, effective August 16, 1993; (iv) have developed or will develop schedules for PREMIER Barrier removal from PREMIER Facilities in such action plans so that PREMIER Barrier removal was complete on January 26, 1992 or will be completed as soon as practicable thereafter; and (v) have removed all

         PREMIER Barriers in PREMIER Facilities or will cause all PREMIER Barriers to be removed in accordance with such action plans. All "alterations" (as such term is defined in ADA) to PREMIER Facilities undertaken after January 26, 1992 comply with ADA and the ADAAG. Effective January 26, 1992, all plans and designs for new construction to be utilized by PREMIER and the Subsidiaries comply with ADA and ADAAG. To the best of PREMIER's knowledge, after due inquiry, no material investigations, proceedings, or complaints, formal or informal, are pending or threatened against PREMIER and/or the Subsidiaries in connection with PREMIER Facilities under ADA, ADAAG, or any other state or federal law concerning accessibility for individuals with disabilities.

    (u) The statements made in the PREMIER Disclosure Letter and any attachments thereto shall be deemed to constitute representations and warranties of PREMIER under this Merger Agreement to the same extent as if herein set forth in full. Anything disclosed in the PREMIER Disclosure Letter or the attachments thereto shall be considered to have been disclosed for purposes of all representations, warranties and covenants under this Merger Agreement.

    (v) PREMIER has taken or has the legal right to take all action with respect to the PREMIER Rights Plan so that the execution of this Merger Agreement and the consummation of the merger and other transactions, as contemplated by the Merger Agreement, did not and will not result in the grant, issuance or triggering of any right or entitlement or the obligation to grant or issue any interest in PREMIER Common, BANC ONE Common or the common stock of the Surviving Corporation to any person under the PREMIER Rights Plan or enabling or allowing any Right associated with the PREMIER Rights Plan to be exercised, distributed or triggered at any time.

15. Action by PREMIER Pending Effective Time.  PREMIER agrees that from the
    ----------------------------------------
    date of this Merger Agreement until the earlier of the Effective Time or the time that this Merger Agreement is terminated, except as stated in PREMIER's Disclosure Letter and except with prior written permission of BANC ONE, which, in any case covered by Section 15(d) hereof, shall not be unreasonably withheld:

    (a) Beginning with the third calendar quarter of 1995 and for each succeeding calendar quarter thereafter prior to that calendar quarter in which the Effective Time shall occur, PREMIER

         (i) will not declare or pay any dividends or make any distributions on shares of PREMIER Common, except cash dividends of $0.25 per share per quarter;

         (ii) except as hereinbelow provided, will not declare or pay any dividends or make any distributions in any amount on its PREMIER Common in the quarter in which the Effective Time shall occur and for which quarter the shareholders of PREMIER Common are entitled to receive regular quarterly dividends on the shares of BANC ONE Common into which the shares of PREMIER Common have been converted. It is the intent of this part (ii) to provide that the holders of PREMIER Common will receive either the payment of cash dividends on their shares of PREMIER Common or the payment of cash dividends as the holders of shares of BANC ONE Common received in exchange for the shares of PREMIER Common for the calendar quarter during which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a cash dividend as shareholders of PREMIER and the payment of a cash dividend as the holders of the shares of BANC ONE Common received in exchange for the shares of

                PREMIER Common. In the event that PREMIER does not declare and pay cash dividends on its PREMIER Common in a particular calendar quarter because of PREMIER's reasonable expectation that the Effective Time would occur in said calendar quarter wherein the holders of PREMIER Common would have become entitled to receive cash dividends for such calendar quarter on the shares of BANC ONE Common to have been exchanged for the shares of PREMIER Common, and the Effective Time does not in fact occur effective in said calendar quarter, then, as a result thereof, PREMIER shall be entitled to declare and pay a cash dividend (within the limitations of this Section 15) on said shares of PREMIER Common for said calendar quarter as soon as reasonably practicable.


         For all cash dividends declared and/or paid by PREMIER pursuant to this
         Section 15(a) prior to the Effective Time, PREMIER shall adopt a record date for entitlement to receive any such quarterly dividend (the "Record Date") which shall be the 15th day of the third month of any such quarter; provided, however, that (i) the Record Date for a cash dividend which may be declared and paid by PREMIER for and during the third quarter of 1995 will not be so restricted with respect to the Record Date and (ii) if BANC ONE and PREMIER agree that the Closing will (a) not occur in a given calendar quarter or (b) will not occur until after the 15th day of the third month of such given calendar quarter, PREMIER will not be so restricted as to the selection of the Record Date for such calendar quarter.

         The declaration of any dividends within the limitations of this Section 15(a) shall remain within the discretion of the Board of Directors of PREMIER.

    (b) PREMIER will not (and will not contract or agree to) issue, sell, or grant any warrant, option, phantom stock option, stock appreciation right or commitment of any kind for or related to or acquire (or contract or agree to acquire) for value any shares of its capital stock or otherwise effect any change in connection with its equity capitalization except as related to (i) the outstanding stock options which have been granted to purchase not more than 1,132,090 shares of PREMIER Common pursuant to the PREMIER Stock Option Plan and (ii) the issuance of 427,773 shares of PREMIER Common in connection with PREMIER's acquisition of HNB Corporation.

    (c) Except as otherwise set forth in or contemplated by this Merger Agreement, PREMIER will carry on its businesses in substantially the same manner as heretofore, keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its best efforts to maintain and preserve its business organization intact.

    (d) Neither PREMIER nor any Subsidiary will (i) enter into any new line of business or incur or agree to incur any obligation or liability except liabilities and obligations (including corporate debt issuances) incurred in the ordinary course of business, except as may be directed by any regulatory agency; (ii) except as may be directed by any regulatory agency or required by any law or regulation, change its or the Subsidiaries' lending, investment, liability management and other material banking policies in any material respect; (iii) except in the ordinary course of business and consistent with prior practice, grant any general or uniform increase in the rates of pay of employees; (iv) establish any new employee benefit plan or amend any existing plan (except as required by law) so as to increase by any significant amount the benefits payable thereunder; (v) incur or commit to any capital expenditures other than in the ordinary course of business (which will in no event include the establishment of new branches or any other facilities or any capital expenditures in excess of $100,000 for any individual project for any purpose); or (vi) merge into, consolidate with or, except for the pending acquisition of HNB Corporation, permit any other corporation to be merged or consolidated with it or any of its Subsidiaries or acquire part of or all the assets or stock of any other corporation or person or commit or agree to any such merger, consolidation or acquisition.

    (e) PREMIER will not change its or its Subsidiaries' methods of accounting in effect at December 31, 1994, except as required by changes in generally accepted accounting principles as concurred in by KPMG Peat Marwick, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of PREMIER's federal income tax returns for the taxable years ending December 31, 1994 and 1993, except as required by changes in law.

    (f) To the extent permitted by law, PREMIER will afford BANC ONE, its officers and other authorized representatives, such access to all books, records, bank examination reports, tax returns, leases, contracts and documents of PREMIER and its Subsidiaries and will furnish to BANC ONE such information with respect to the assets and business of PREMIER and its Subsidiaries as BANC ONE may from time to time reasonably request in connection with this Merger Agreement and the transactions contemplated hereby.

    (g) PREMIER will promptly provide BANC ONE with copies of all material written resolutions of PREMIER's Board of Directors or shareholders, furnish BANC ONE with copies of all monthly and other interim financial statements of PREMIER as they become available, and keep BANC ONE fully informed concerning all trends and developments which in the reasonable opinion of PREMIER may have a PREMIER Material Adverse Effect.

    (h) PREMIER, its Subsidiaries and their respective officers, directors and employees will not contract for or acquire, at the expense of PREMIER or any of its Subsidiaries, a policy or policies providing for insurance coverage for directors, officers and/or employees of PREMIER and/or its Subsidiaries for any period subsequent to the Effective Time for events occurring before or after the Effective Time; provided, however, that PREMIER may (i) renew, extend or replace existing policies in the ordinary course consistent with past practices for periods of not greater than one year and (ii) acquire a policy which provides coverage through December 31, 1997 for those directors, officers and/or employees of PREMIER and/or its Subsidiaries who are presently provided coverage by policies obtained by PREMIER with respect to (a) events related to this Merger Agreement and the events contemplated by this Merger Agreement and (b) claims and/or causes of action arising from or related to events which occurred prior to the Closing Date.

    (i) As soon as reasonably possible, but in any event within ten business days from the date of this Merger Agreement, PREMIER will provide and deliver to BANC ONE in final, executed form, the PREMIER Disclosure Letter together with all schedules, lists, and other attachments thereto as set forth and described in Section 14 of this Merger Agreement.

16. Action by BANC ONE Pending Effective Time.  BANC ONE agrees that from the
    -----------------------------------------
    date of this Agreement until the Effective Time, except as stated in BANC ONE's Disclosure Letter and except with prior written permission of PREMIER:

    (a) BANC ONE will not adopt or implement any amendment to its Articles of Incorporation or any plan of reorganization which would affect in any manner the terms and provisions of the shares of BANC ONE Common or the rights of the holders of such shares or reclassify the BANC ONE Common.

    (b) Except as otherwise set forth in or contemplated by this Merger Agreement, BANC ONE will carry on its businesses in substantially the same manner as heretofore, keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its best efforts to maintain and preserve its business organization intact.

    (c) BANC ONE will not change its methods of accounting in effect at December 31, 1994, except as required by changes in generally accepted accounting principles as concurred in with Coopers & Lybrand, its independent auditors, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns of BANC ONE for the taxable years ending December 31, 1994 and 1993, except as required by changes in law.

    (d) To the extent permitted by law, BANC ONE will afford PREMIER, its officers and other authorized representatives, such access to all books, records, bank examination reports, tax returns, leases, contracts and documents of BANC ONE and its subsidiaries and will furnish to PREMIER such information with respect to the assets, earnings and business of BANC ONE and its subsidiaries as PREMIER may from time to time reasonably request in connection with this Merger Agreement and the transactions contemplated hereby.

    (e) BANC ONE agrees that while this Merger Agreement is in effect it will not acquire, or enter into negotiations to acquire, directly or indirectly, any bank located in Louisiana (other than Premier Bank) with deposits in excess of $2 billion without the written consent of PREMIER, which consent will not be unreasonably withheld.

17. Conditions to Obligations of BANC ONE and PAC.  The obligations of BANC ONE
    ---------------------------------------------
    and PAC to effect the Merger are subject, unless waived by BANC ONE, to the satisfaction on or prior to the Effective Time of the following conditions:

    (a) There shall not have been any change in the consolidated financial condition, aggregate net assets, shareholders' equity, business or operating results of PREMIER and its Subsidiaries, taken as a whole, from, March 31, 1995 to the Effective Time that has had a PREMIER Material Adverse Effect.

    (b) PREMIER shall not have paid cash dividends from March 31, 1995 to the Effective Time except as permitted under this Merger Agreement.

    (c) All representations by PREMIER contained in this Merger Agreement shall be true at, or as of, the Effective Time as though such representations were made at and as of said date, except for (i) changes contemplated by the Merger Agreement, (ii) representations as of a specified time other than the Effective Time, which shall be true at such specified time (provided, however, that the representation of PREMIER contained in Section 14(e) shall be true in all material respects as applied to the Consolidated Balance Sheet of PREMIER included in the most recently available quarterly or annual report to PREMIER shareholders and/or PREMIER's report to the SEC on Form 10-Q or Form 10-K as of the close of the most recent calendar quarter prior to the Effective Time and the reserve for possible loan and lease losses included therein, as though each reference to "March 31, 1995" in such section were a reference to the last day of the most recent calendar quarter prior to the Effective
         Time), and (iii) inaccuracies or breaches which do not, individually or in the aggregate, have a PREMIER Material Adverse Effect.

    (d) BANC ONE shall have received the opinion of legal counsel for PREMIER, dated as of the Closing Date, substantially to the effect set forth in Exhibit C hereto, together with a copy of the Articles of
         ---------
         Incorporation, as amended, of PREMIER certified by the Secretary of State of the State of Louisiana and a copy of the charter documents, as amended, of each Subsidiary and, for PREMIER and each Subsidiary, Certificates of Good Standing dated as of a date not more than 20 days prior to the Effective Time from the Louisiana Secretary of State, the OCC, Commissioner or other appropriate government or regulatory official.

    (e) PREMIER shall have performed, in all material respects, all agreements and conditions required by this Merger Agreement to be performed and satisfied by it at or prior to the Effective Time.

    (f) As of the close of the most recent calendar quarter (or if the Effective Time shall occur within 20 days following the close of a calendar quarter, then as of the next preceding calendar quarter) cumulative per share earnings reported by PREMIER since March 31, 1995 shall be greater than or equal to the amount calculated by multiplying
         (x) $0.50 by (y) the number of full calendar quarters which have passed since March 31, 1995 and for which earnings have been reported by PREMIER as of such date, times (z) 0.9. As used in this Section, "reported" means reported on PREMIER's financial statements prepared in accordance with generally accepted accounting principles applied on a basis consistent with PREMIER's financial statements for the years ended December 31, 1994 and 1993, as included in PREMIER's reports to the SEC on Forms 10-K or PREMIER's annual reports to shareholders, subject to any subsequent adjustments required to be reported whether or not such adjustments have, as yet, been reported with the following adjustments, if any, net of related income tax savings and costs, which were reflected in net income for the relevant period(s) added back into or deducted from net income for the applicable period: (i) investment banking expenses and outside legal and accounting fees and expenses associated with or resulting from the Merger; (ii) gains or losses on sales of assets outside of the ordinary course of business; and (iii) any other expenses upon which BANC ONE and PREMIER shall mutually agree.

    (g) The total number of shares of PREMIER Common issued and outstanding (not including treasury shares held by PREMIER), together with the total number of shares of PREMIER Common related to outstanding options with respect to The Premier Stock Option Plan shares, shall not be more than 35,388,832 shares.

    (h) The holders of all credit agreements on which PREMIER or any of the Subsidiaries is the maker, issuer or guarantor and which contain provisions which make the acquisition of PREMIER by or merger into another entity a condition of default or acceleration, which default or acceleration would have a PREMIER Material Adverse Effect, shall have provided BANC ONE with a written waiver of all such provisions.

    (i) PREMIER shall have furnished BANC ONE a certificate, signed on its behalf by the Chairman or President and the Secretary or an Assistant Secretary of PREMIER and dated as of the Closing Date, certifying as to the form of and adoption of resolutions of the Board and shareholders of PREMIER approving the Merger Agreement and the Merger, respectively, and to the effect that the conditions described in Paragraphs (a), (b),
         (c), (e), (f) and (g) of this Section 17 have been satisfied.

    (j) BANC ONE shall have received the opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., New Orleans, Louisiana, legal counsel for PREMIER, dated as of the Effective Time, opining that in the opinion of such counsel PREMIER has taken action with respect to the PREMIER Rights Plan appropriate to prevent the approval, execution or delivery of this Merger Agreement or the acquisition of shares of PREMIER Common by BANC ONE pursuant hereto, or consummation of the Merger or other transaction contemplated by this Merger Agreement from resulting in the grant, issuance or triggering of any right or entitlement or the obligation to grant or issue any interest in PREMIER Common, BANC ONE Common or the common stock of the Surviving Corporation to any person under the PREMIER Rights Plan or enabling or allowing any right associated with the PREMIER Rights Plan to be exercised, distributed or triggered.

    (k) PREMIER shall have consummated its acquisition of HNB Corporation or the agreement pursuant to which PREMIER had expected to acquire HNB Corporation shall have terminated.

18. Conditions to Obligations of PREMIER.  The obligations of PREMIER to effect
    ------------------------------------
    the Merger are subject, unless waived by PREMIER, to the satisfaction on or prior to the Effective Time of the following conditions:

    (a) There shall not have been any change in the consolidated financial condition, aggregate net assets, shareholders' equity, business, or operating results of BANC ONE and its subsidiaries, taken as a whole, from March 31, 1995 to the Effective Time that has had a BANC ONE Material Adverse Effect.

    (b) All representations by BANC ONE and PAC contained in this Merger Agreement shall be true at, or as of, the Effective Time as though such representations were made at and as of said date, except for changes
         (i) contemplated by this Merger Agreement, (ii) representations as of a specified time other than the Effective Time, which shall be true in all material respects at such specified time (provided, however, that the representation of BANC ONE contained in Section 12(e) shall be true in all material respects as applied to the Consolidated Balance Sheet of BANC ONE included in the most recently available quarterly or annual report to BANC ONE's shareholders and/or BANC ONE's report to the SEC on Form 10-Q or Form 10-K as of the close of the most recent calendar quarter prior to the Effective Time and the reserve for possible loan and lease losses included therein, as though each reference to "March 31, 1995" in such section were a reference to the last day of the most recent calendar quarter prior to the Effective
         Time), and (iii) inaccuracies or breaches which do not, individually or in the aggregate, have a BANC ONE Material Adverse Effect.

    (c) PREMIER shall have received the opinion of counsel for BANC ONE and PAC, (i) on and dated the date on which the registration statement described in Section 10(d) of this Merger Agreement shall have become effective as described in Section 19(c) of this Merger Agreement substantially to the effect of paragraphs numbered 6, 7 and 8 of Exhibit D hereto and (ii) on and dated as of the Closing Date
         ---------
         substantially to the effect set forth in Exhibit D hereto, together
                                                  ---------
         with copies of the Articles of Incorporation of each of BANC ONE and PAC certified by the Secretary of State of the State of Ohio and copies of such other charter documents and Certificates of Good Standing of BANC ONE and PAC dated as of a date not more than 20 days prior to the day of the Effective Time from the Ohio Secretary of State as PREMIER shall reasonably require.

    (d) BANC ONE and PAC shall have performed, in all material respects, all agreements and conditions required by this Merger Agreement to be performed and satisfied by it at or prior to the Effective Time.

    (e) As of the close of the most recent calendar quarter (or if the Effective Time shall occur within 20 days following the close of a calendar quarter, then as of the close of the next preceding calendar quarter) cumulative per share earnings reported by

         BANC ONE since March 31, 1995 shall be greater than or equal to the amount calculated by multiplying (x) $0.77 by (y) the number of full calendar quarters which have passed since March 31, 1995 and for which earnings have been reported by BANC ONE as of such date, times (z) 0.9. As used in this Section, "reported" means reported on BANC ONE's consolidated financial statements prepared in accordance with generally accepted accounting principles applied on a basis consistent with BANC ONE's consolidated financial statements for the years ended December 31, 1994 and 1993, as included in BANC ONE's reports to the SEC on Forms 10-K or BANC ONE's annual reports to shareholders subject to any subsequent adjustments required to be reported to the SEC whether or not such adjustments have, as yet, been reported with the effect of any changes in accounting principles required to be adopted by BANC ONE by any regulatory authority or under generally accepted accounting principles, if any, net of related income tax savings and costs, which were reflected in net income for the relevant period(s) added back into or deducted from net income for the relevant period(s).

    (f) BANC ONE shall have furnished PREMIER a certificate, signed by the Chairman or President or an Executive Vice President and by the Secretary or Assistant Secretary of BANC ONE and dated as of the Closing Date certifying as to the form of and adoption of the resolutions of the Board of BANC ONE approving the Merger Agreement and the Merger, and to the effect that the conditions described in Paragraphs (a), (b), (d), (e), (g) and (h) of this Section 18 have been satisfied as to it.

    (g) This Merger Agreement and the Merger shall have been duly approved and adopted by the requisite affirmative vote of BANC ONE as the sole shareholder of PAC or by the unanimous written consent of BANC ONE as the sole shareholder of PAC.

    (h) The shares of BANC ONE Common to be issued to the holders of PREMIER Common shall have been approved for listing on the NYSE.

    (i) PREMIER shall have received the opinion of Merrill Lynch, Pierce, Fenner & Smith, Incorporated, dated as of a date not more than five days prior to the date of the Proxy Statement/Prospectus with respect to the fairness of the transaction to PREMIER's shareholders from a financial point of view satisfactory in form and substance to PREMIER and its counsel, and such opinion shall not have been withdrawn prior to the Effective Time.

19. Conditions to Obligations of All Parties.  In addition to the provisions of
    ----------------------------------------
    Sections 17 and 18 hereof, the obligations of BANC ONE and PREMIER to effect the Merger shall be subject to the satisfaction of the following conditions on or prior to the Effective Time:

    (a) The parties hereto shall have received all necessary approvals of governmental agencies and authorities of the transactions contemplated by this Merger Agreement and each of such approvals shall remain in full force and effect at the Effective Time. BANC ONE shall notify PREMIER promptly upon receipt of all necessary governmental approvals.

    (b) At the Effective Time, (i) no party hereto shall be subject to any order, decree or injunction of a court or governmental agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger; (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger; and (iii) there shall have been no stop order issued or threatened by the SEC that suspends or would suspend the effectiveness of the registration statement, and no proceeding by the SEC shall have been commenced, pending or overtly threatened for such purpose.

    (c)  The registration statement required to be filed by BANC ONE pursuant to
         Section 10(d) of this Merger Agreement shall have become effective by an order of the SEC, and the shares of BANC ONE Common to be exchanged in the Merger shall have been qualified or exempted under all applicable state securities laws.

    (d) This Merger Agreement and the Merger shall have been duly approved and adopted by the requisite affirmative vote of the shareholders of PREMIER.

    (e) Coopers & Lybrand shall have issued its written opinion, dated as of the Closing Date, satisfactory to PREMIER and BANC ONE, respectively, substantially to the effect set forth in clauses (a) through (e) of
         Section 11 of this Merger Agreement and there shall exist as of, at or immediately prior to the Effective Time, no facts or circumstances which would render such opinion inapplicable in any respect to the transactions to be consummated hereunder.

20. Indemnification.
    ---------------

    (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether formal or informal and whether civil, administrative or criminal, including, without limitation, any such claim, action, suit, proceeding or investigation pursuant to which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of PREMIER or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party or a witness, based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Merger Agreement or any of the transactions contemplated hereby (a "Merger Related Event"), whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond to such claim, action, suit, proceedings or investigation. With respect to any Merger Related Event, and conditioned upon the Merger becoming effective, BANC ONE shall indemnify, defend and hold harmless, as and to the fullest extent permitted by applicable law, each Indemnified Party against any and all losses, claims, damages, liabilities, costs, expenses (including attorneys' fees and expenses), judgments and fines, and amounts paid in settlement, in connection with any such threatened or actual claim, action, suit, proceedings or investigation; provided, however, that BANC ONE shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). In the event of any such threatened or actual claim, action, suit, proceedings or investigation (whether asserted or arising before or after the Effective Time), (i) BANC ONE shall pay expenses (including attorney's fees and expenses) in advance of the final disposition of any claim, suit, proceedings or investigation to each Indemnified Party to the fullest extent permitted by applicable law, and (ii) BANC ONE shall use its reasonable best efforts to vigorously defend any such matter; provided, however, that BANC ONE's obligations as herein set forth shall not apply to any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement by any Indemnified Party involving the fraud, bad faith and/or reckless disregard of such Indemnified Party or related to any threatened or actual claim, action, suit, proceedings or investigation brought by BANC ONE against any Indemnified Party. Any Indemnified Party wishing to claim indemnification and defense under this Section 20(a) shall, upon the earlier to occur of (A) receiving actual notice of any such claim, action, suit, proceeding or investigation, (B) otherwise learning of such claim, action, suit, proceeding or investigation or (C) receiving other information which would give a reasonably prudent person reason to believe that such a claim, action, suit, proceeding or investigation had or might be brought, notify BANC ONE thereof as soon as reasonably practicable thereafter. BANC ONE's obligations pursuant to this Section 20(a) are conditioned upon BANC ONE being given prompt written notice of any such claim, action, suit, proceeding or investigation, together with the right to control and direct the investigation, defense and/or settlement of each such matter, and further provided that the Indemnified Party shall reasonably cooperate with BANC ONE in connection therewith.

    (b) BANC ONE shall insure that all rights to indemnification and defense and all limitations of liability existing in favor of the Indemnified Parties as provided in PREMIER's Articles of Incorporation and By-laws or similar governing documents of any of its Subsidiaries, as in effect as of February 20, 1991, or as otherwise provided for or allowed under applicable law as in effect as of the date hereof or as such law is amended at a time prior to the Effective Time, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time, shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of ten (10) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

    (c) From and after the Effective Time, persons who, immediately prior to the Effective Time, served as the directors, officers and employees of PREMIER and its Subsidiaries, who, following the Effective Time, continue as directors, officers and/or employees of the Surviving Corporation or one of its subsidiaries, shall have indemnification and defense rights having prospective application only, except, however, for the indemnification and defense rights set forth in paragraphs (a) and (b) of this Section 20. These prospective indemnification and defense rights shall consist of (i) such rights to which directors, officers and employees are entitled under the provisions of the Articles of Incorporation, By-laws or similar governing documents of the Surviving Corporation and its subsidiaries, as applicable, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect from time to time after the Effective Time and (ii) those indemnification and defense rights set forth in agreements, if any, between BANC ONE and the directors and executive officers of the Surviving Corporation and its subsidiaries. Such agreements, if any, which shall be executed as soon as practicable following the Effective Time, shall provide certain indemnification and defense rights that are comparable to those provided to directors, officers and employees of BANC ONE and its subsidiaries generally, but which rights may be greater or lesser than the indemnification and defense rights available in clause (i) above.

    (d)  The obligations of BANC ONE and PAC provided under paragraphs (a) and
         (b) of this Section 20 are intended to be the joint and several obligations of BANC ONE and the Surviving Corporation and to benefit, and be enforceable against BANC ONE and the Surviving Corporation directly by the Indemnified Parties, and shall be binding on all respective successors and permitted assigns of BANC ONE and the Surviving Corporation.

    (e) In the event BANC ONE or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of BANC ONE or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 20.

21. Non-Survival of Representations and Warranties.  The respective
    ----------------------------------------------
    representations and warranties of PREMIER, BANC ONE and PAC contained in this Merger Agreement shall not survive the Effective Time.

22. Governing Law.  This Merger Agreement shall be construed and interpreted
    -------------
    according to the applicable laws of the State of Louisiana, except as the laws of the State of Ohio are expressly applicable to the Merger.

23. Assignment.  This Merger Agreement and all of the provisions hereof shall
    ----------
    be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Merger Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

24. Satisfaction of Conditions; Termination.
    ---------------------------------------

    (a) BANC ONE and PAC agree to use their best efforts to obtain satisfaction of the conditions of this Merger Agreement insofar as they relate to BANC ONE and PAC, and PREMIER agrees to use its best efforts to obtain the satisfaction of the conditions of this Merger Agreement insofar as they relate to PREMIER, and in each case as soon as possible.

    (b) At any time prior to the Effective Time, whether before or after approval of the Merger by BANC ONE, as the sole shareholder of PAC, or by PREMIER's shareholders, this Merger Agreement may be terminated upon the occurrence of any of the following by written notice from BANC ONE to PREMIER (authorized by the Board of Directors of BANC ONE), or by written notice from PREMIER to BANC ONE (authorized by the Board of Directors of PREMIER), as the case may be:

         (i) By BANC ONE, if any material condition to the obligations of BANC ONE and/or PAC set forth in Section 17 or 19 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by BANC ONE, or by PREMIER, if any material condition to the obligations of PREMIER set forth in Section 18 or 19 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by PREMIER;

         (ii) In the event of a material breach by the other of any representation, warranty, condition or agreement contained in this Merger Agreement that is not cured within 30 days of the time that written notice of such breach is received by such other party from the party giving notice; or

         (iii) If the Merger shall not have been consummated on or before July 1, 1996.

    (c) In the event that PREMIER fails to deliver the PREMIER Disclosure Letter to BANC ONE as set forth in Section 15(i) of this Merger Agreement, BANC ONE may, upon written notice to PREMIER, terminate this Merger Agreement; provided, however that notice of termination because of such failure of delivery must be given by BANC ONE to PREMIER within thirteen business days of the date of this Merger Agreement. If, upon BANC ONE's review of the PREMIER Disclosure Letter delivered to BANC ONE as required by Section 15(i), BANC ONE determines, in its sole discretion, not to proceed with the Merger Agreement, BANC ONE may, upon written notice to PREMIER, terminate this Merger Agreement; provided, however, that BANC ONE shall complete its review of the PREMIER Disclosure Letter and give PREMIER written notice of whether it will or will not terminate the Merger Agreement pursuant to this paragraph as soon as reasonably possible and, in any event, within ten business days following the date on which the PREMIER Disclosure Letter is received by BANC ONE.

         In the event that the pre-acquisition investigation and review described in Section 10(n) of this Merger Agreement discloses matters which BANC ONE in good faith believes to be either (i) inconsistent in any material respect with any of the representations and warranties of PREMIER contained in this Agreement or (ii) in the reasonable judgment of the Board of Directors of BANC ONE, to be either (x) of such significance as to materially and adversely affect the financial condition or the results of operations of PREMIER and its Subsidiaries on a consolidated basis or (y) to deviate materially and adversely from PREMIER's audited financial statements for the year ended December 31, 1994 or PREMIER's unaudited financials for the three-month period ended June 30, 1995, BANC ONE may elect to terminate this Merger Agreement by giving written notice of termination to PREMIER within seven days of the conclusion of such pre-acquisition investigation.

    (d) In the event that the pre-acquisition investigation and review described in Section 10(o) of this Merger Agreement discloses matters which PREMIER in good faith believes to be either (i) inconsistent in any material respect with any of the representations and warranties of BANC ONE contained in this Agreement or (ii) in the reasonable judgment of the Board of Directors of PREMIER, to be either (x) of such significance as to materially and adversely affect the financial condition or the results of operations of BANC ONE and its subsidiaries on a consolidated basis or (y) to deviate materially and adversely from BANC ONE's audited financial statements for the year ended December 31, 1994 or BANC ONE's unaudited financials for the three-month period ended June 30, 1995, PREMIER may elect to terminate this Merger Agreement by giving written notice of termination to PREMIER within seven days of the conclusion of such pre-acquisition investigation.

    (e) This Merger Agreement may be terminated and abandoned (whether before or after approval of the Merger by the shareholder of PAC or by PREMIER's shareholders) by mutual written consent of PREMIER, PAC and BANC ONE authorized by their respective Boards of Directors.

    (f) In the event of termination of this Merger Agreement for any reason, including, but not limited to, the failure to receive the approval of PREMIER's shareholders, the failure to receive or the withdrawal prior to the Effective Time of the fairness opinion described in Section 18(i) of this Merger Agreement, or the failure of PREMIER to deliver the PREMIER Disclosure Letter as set forth in Section 15(i) of this Merger Agreement or BANC ONE's termination pursuant to the provisions of Section 24(c), (i) this Merger Agreement shall cease and terminate and the acquisition of PREMIER shall not be consummated pursuant to the terms of this Merger Agreement and (ii) the 1992 Agreement, the Warrant Agreement, the Amended and Restated Capital Note Agreement dated March 26, 1992 by and between PREMIER and BANC ONE (the "Capital Note Agreement") and the related Subordinated Term Capital Note dated March 25, 1992 of PREMIER to BANC ONE (the "Capital Note") shall remain in full force and effect without modification or amendment as more fully set forth in Section 26.

         Additionally, in the event of termination of this Merger Agreement caused otherwise than by a willful breach of this Merger Agreement, none of BANC ONE, PAC nor PREMIER shall have any liability to any other party under this Merger Agreement of any nature whatever, except for
         (i) obligations to pay expenses expressly assumed by BANC ONE in
         Section 10(e) and (ii) the obligations of the parties with respect to confidential information as set forth in Section 10(f), which obligations shall survive any such termination.

    (g) If termination of this Merger Agreement shall be judicially determined to have been caused by willful breach of this Merger Agreement, in addition to other remedies at law or equity for breach of this Merger Agreement, the party so found to have willfully breached this Merger Agreement shall indemnify the other parties for their respective costs, fees and expenses of their counsel, accountants and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Merger Agreement and related documentation and their shareholders' meetings and consents.

25. Waivers; Amendments.  Any of the provisions of this Merger Agreement may
    -------------------
    be waived at any time by the party which is, or the shareholders of which are, entitled to the benefit thereof. This Merger Agreement may be amended or modified in whole or in part by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Merger Agreement and which makes reference to this Merger Agreement; provided, however, such amendment or modification may be made only following due authorization by the respective Boards of Directors of PREMIER, PAC and BANC ONE; provided, further, however, that after a favorable vote by the shareholders of PREMIER any such action shall be taken by PREMIER only if, in the opinion of its Board of Directors, such amendment or modification will not have any material adverse effect on the benefits intended under this Merger Agreement for the shareholders of PREMIER, will not violate
    Section 112H(2) of the Louisiana BCL, and will not require resolicitation of any proxies from such shareholders.

26. Entire Agreement and 1992 Agreement.  Subject to the exceptions noted in
    -----------------------------------
    this Section 26, this Merger Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by PREMIER, PAC and BANC ONE or by any officer or officers of such parties relating to the acquisition of the business or the capital stock of PREMIER and/or its Subsidiaries by BANC ONE or PAC. Except for the BANC ONE Disclosure Letter and any attachments thereto, the PREMIER Disclosure Letter and any attachments thereto, the Benefits Agreement addressing benefit plans and policies, and the 1992 Agreement, the Warrant Agreement, the Capital Note Agreement and the Capital Note, this Merger Agreement and the exhibits hereto constitute the entire agreement by the parties, and there are no agreements or commitments except as set forth herein and therein.

    Until this Merger Agreement is terminated pursuant to the provisions of
    Section 24 or the Merger becomes effective pursuant hereto, this Merger Agreement supersedes the 1992 Agreement, the Warrant Agreement and any other agreement related to the 1992 Agreement, other than the Capital Note Agreement and related Capital Note. In the event that this Merger Agreement is terminated or if, for any reason, the Merger does not, pursuant to this Merger Agreement, become effective, the 1992 Agreement, the Warrant Agreement, the Capital Note Agreement, the Capital Note and any other agreement related to the 1992 Agreement shall remain in full force and effect, without amendment, and the parties shall have the rights and obligations therein set forth. If the Merger becomes effective pursuant to this Merger Agreement, the 1992 Agreement, the Warrant Agreement and any related agreement shall become null and void and shall have no force and effect; provided, however, the Capital Note Agreement and the related Capital Note will remain in full force and effect. It is the intent of the parties that until the Merger becomes effective pursuant to this Merger Agreement, none of the 1992 Agreement, the Warrant Agreement, the Capital Note Agreement, the Capital Note or other agreement between BANC ONE and PREMIER of even date therewith shall be vacated or otherwise terminated as a result of this Merger Agreement and/or any provision of this Merger Agreement.

27. Captions; Counterparts.  The captions in this Merger Agreement are for
    ----------------------
    convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Merger Agreement. This Merger Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

28. Notices.  Any notice or other communication given under this Merger
    -------
    Agreement shall be in writing, and shall be deemed duly delivered when received upon delivery either

    (i) by hand, (ii) by telegram or facsimile transmission, (iii) by a nationally recognized overnight courier service, or (iv) by registered or certified mail, postage prepaid, addressed as set forth below.

    (a)  If to BANC ONE, to:

           BANC ONE CORPORATION
           Attention of:  Chief Executive Officer
           100 East Broad Street
           Columbus, Ohio  43271

         With a copy to:

           BANC ONE CORPORATION
           Attention of:  Steven Alan Bennett
                          General Counsel
           100 East Broad Street
           Columbus, Ohio  43271

    (b)  If to PREMIER, to:

           Premier Bancorp, Inc.
           Attention of:  Chief Executive Officer
           451 Florida Street
           Baton Rouge, Louisiana  70801

         With a copy to:

           Premier Bancorp, Inc.
           Attention:  General Counsel
           451 Florida Street
           Baton Rouge, Louisiana 70801

    (c)  If to PAC, to:

           Premier Acquisition Corporation
           Attention of:  William P. Boardman
                          Chairman
           100 East Broad Street
           Columbus, Ohio 43271

IN WITNESS WHEREOF, this Merger Agreement has been executed the day and year first above written.

                                    BANC ONE CORPORATION
ATTEST:

/s/ Charles F Andrews               By:  /s/ William P. Boardman
--------------------------------        --------------------------------
Charles F. Andrews                       William P. Boardman
Assistant Secretary                      Senior Executive Vice President


                                    Premier Bancorp, Inc.
ATTEST:


/s/ James H. Napper, II             By: /s/ G. Lee Griffin
--------------------------------        --------------------------------
James H. Napper, II                     G. Lee Griffin
Secretary                               Chief Executive Officer


                                    Premier Acquisition Corporation
ATTEST:


/s/ Charles F. Andrews              By: /s/ William P. Boardman
--------------------------------        --------------------------------
Charles F. Andrews                      William P. Boardman
Secretary                               Chairman

                    EXHIBITS TO AGREEMENT AND PLAN OF MERGER
                    ----------------------------------------



Exhibit A  -  PREMIER Subsidiaries List


Exhibit B  -  Form of Affiliate Agreement


Exhibit C  -  Opinion of Counsel for PREMIER


Exhibit D  -  Opinion of Counsel for BANC ONE and PAC

                                                            EXHIBIT A
                                                            ---------
                             List of Subsidiaries
                                      of
                           PREMIER BANCORP, INC. (1)
                           -------------------------


Premier Bank, National Association -- Jurisdiction, United States 1933. Member of the Federal Reserve System.

Premier Leasing Corporation -- Incorporated in Louisiana -- 12/28/62. Subsidiary of Premier Bank, engages in vehicle and equipment leasing.

Louisiana National Leasing Corporation of Texas -- Incorporated in Texas -- 5/13/82. Inactive subsidiary of Premier Leasing Corporation.

Tri-State Minerals, Inc. -- Incorporated in Louisiana -- 6/19/86. Premier Bank acquired the stock through foreclosure, holds title to various oil and gas producing properties; dividends minimal amounts of royalities to Premier Bank from time to time.

Pyramid Land & Investment Company -- Incorporated in Louisiana. Inactive subsidiary of Tri-State Minerals, Inc. acquired through foreclosure, formerly held title to various oil and gas producing properties.

Premier Mortgage Company, L.C. -- Limited Liability Company in Lousiana -- 12/30/93. Subsidiary of Premier Bank (99.9% ownership), engages in the origination and servicing of residential mortgage loans.

Premier Venture Capital Corporation, II -- Incoporated in Louisiana -- 11/12/93. Subsidiary of Premier Bank, small business investment corporation organized to provide start-up capital for small high-technology companies located in Louisiana.

Louisiana Credit Life Agency, Inc. -- Incorporated in Louisiana -- 4/19/84. Inactive subsidiary of Premier Bank, established to engage in credit/mortgage insurance business.

Louisiana Credit Life Insurance Co., Inc. -- Incorporated in Arizona -- 12/12/83. Subsidiary of Premier Bank, engages in underwriting, as reinsurer, of credit/mortgage life and credit/mortgage disability insurance.

Premier LLC, Inc. -- Incorporated in Lousiana -- 3/2/84. Active subsidiary of Premier Bank which holds .01% ownership in each of Premier Bank's limited liability subsidiaries.

Terre Reality, Inc. -- Incorporated in Louisiana --5/5/88. Inactive subsidiary of Premier Bank formerly held title to foreclosed property.

KSS, Inc. -- Incorporated in Louisiana -- 12/29/88. Subsidiary of Premier Bank, holds title to oil field equipment acquired through foreclosure.

Premier Investment Advisors, L.L.C. -- Limited Liability Company in Louisiana -- 12/30/93. Subsidiary of Premier Bank (99.9% ownership), provides investment advisor services.

Premier Securities Corporation -- Incorporated in Louisiana -- 8/29/85. Provides brokerage services to customers.

Premier Acquisition, Inc. -- Incorporated in Louisiana -- 6/8/94. Formed in connection with merger of Heritage Financial Corporation.

Terre Agency, Inc. -- Incorporated in Louisiana -- 6/7/76. Inactive subsidiary, formerly acted as agent in the sale of credit life insurance.

Louisiana Bancshares, Inc. -- Incorporated in Louisiana -- 1/24/85. Name saver subsidiary.

---------------

\1\ Unless otherwise noted above, all corporations are wholly-owned subsidiaries of Premier Bancorp, Inc.

                                                            EXHIBIT B
                                                            ---------



                         (FORM OF AFFILIATE AGREEMENT)



                              AFFILIATE AGREEMENT
                              -------------------


                                              , 1995
                            ------------------



In consideration and anticipation of the receipt by the undersigned of Common Stock of BANC ONE CORPORATION ("BANC ONE") upon consummation of a proposed merger (the "Merger") of Premier Bancorp, Inc. ("PREMIER") and Premier Acquisition Corporation, a subsidiary of BANC ONE, pursuant to the terms of a
certain Agreement and Plan of Merger dated           , 1995, (the "Merger
                                           ----------
Agreement"), and in view of the fact that the undersigned has, pursuant to the Merger Agreement, been identified as a possible "affiliate" of PREMIER within the meaning of Rules 144 and 145 ("Rule 144" and "Rule 145," respectively), as amended, of the General Rules and Regulations under the Securities Act of 1933, as amended (the "1933 Act"), the undersigned (the "Affiliate") represents and undertakes as follows:

The Affiliate shall not offer, sell or otherwise dispose of or transfer any of the shares of the Common Stock of BANC ONE to be received by him upon consummation of the Merger, including shares of BANC ONE Common Stock acquired by the Affiliate within the two year period following the Merger as a result of the Affiliate's exercise of options on BANC ONE Common Stock acquired in substitution for unexercised options on PREMIER Common Stock, (the "Shares"), except the Affiliate may offer, sell or transfer the Shares (1) in a manner and to the extent permitted by the applicable provisions of Rule 145, (2) pursuant to an effective registration statement relating to the Shares under the 1933 Act, or (3) in a transaction which, in the opinion of counsel for the Affiliate or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission, in each case reasonably satisfactory in form and substance to BANC ONE, is exempt from the registration requirements of the 1933 Act.

BANC ONE's transfer agents may be given appropriate instructions prohibiting transfer of the Shares unless these provisions are complied with and the certificate(s) for the Shares may bear a restrictive legend in substantially the following form:

The shares represented by this certificate have been issued to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "1933 Act") applies. The shares represented by this certificate may not be sold, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment, except pursuant to (i) a registration statement then in effect under the 1933 Act, (ii) a transaction permitted by Rule 145 as to which the issuer has received evidence of compliance with the provisions of said Rule 145 reasonably satisfactory to it or (iii) a transaction which, in the opinion of counsel for the Affiliate or as described in a 'no action' or interpretive letter from the staff of the Securities and Exchange Commission, in each case reasonably satisfactory in form and substance to the issuer, is exempt from the registration requirements of the 1933 Act. The restrictions of this paragraph shall become null and void and
this paragraph shall have no effect on and after                .
                                                 ---------------

The undersigned undertakes to take such action as shall be necessary to cause the Shares to be received by the undersigned to be registered in a manner that will allow for the placement of a restrictive legend on the certificate(s) representing such Shares.

IN WITNESS WHEREOF, the Affiliate has executed this Affiliate Agreement as of the day and year first above written.



                                         ------------------------------------

 (OPINION OF COUNSEL FOR PREMIER)                       EXHIBIT C
                                                        ---------



             , 199
-------------     -



BANC ONE CORPORATION
100 East Broad Street
Columbus, Ohio  43271


Gentlemen:

We are counsel to Premier Bancorp, Inc., a Louisiana corporation and a registered bank holding company ("PREMIER") and have acted as counsel for PREMIER in connection with the merger (the "Merger") of PREMIER with and into Premier Acquisition Corporation ("PAC"), an Ohio corporation and a wholly owned subsidiary of BANC ONE CORPORATION ("BANC ONE"), pursuant to which each of the issued and outstanding shares of PREMIER's Common Stock will be converted into shares of BANC ONE Common Stock. The Merger is to be consummated pursuant to
the terms of an Agreement and Plan of Merger dated              , 1995 ("Merger
                                                   -------------
Agreement"), between PAC, PREMIER and BANC ONE. This opinion is furnished to you pursuant to Section 17(d) of the Merger Agreement.

Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined in the Merger Agreement or the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991), respectively. In the event of any inconsistency between the definition of any such term in the Merger Agreement and the Accord, the definition set forth in the Accord shall govern.

This Opinion Letter is governed by, and is to be interpreted in accordance with, the Accord. As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage, and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith.

The law covered by the opinions expressed herein is limited solely to the laws of the State of Louisiana and the Federal Laws of the United States generally.

Based upon and subject to the foregoing, we are of the opinion that:

1.  The Merger Agreement is enforceable against PREMIER.

    BANC ONE CORPORATION
               , 1995
    -----------
    Page 2

2. Except as set forth in the PREMIER Disclosure Letter, the execution and delivery by PREMIER of, and the performance by PREMIER of its agreements in, the Merger Agreement does not (a) violate the respective Constituent Documents of PREMIER; (b) violate applicable provisions of statutory law or regulation; (c) breach or otherwise violate any existing obligation of PREMIER under any Court Orders of which the Opinion Giver has Actual Knowledge; or (d) to the Opinion Giver's Actual Knowledge, breach, or result in a default under, any material obligation of PREMIER under a material Other Agreement.

3. To the Opinion Giver's Actual Knowledge, there are no actions or proceedings against PREMIER or any of its subsidiaries, pending or overtly threatened in writing, before any court, governmental agency or arbitrator which seek to affect the enforceability of the Merger Agreement.


The General Qualifications apply to each of the opinions set forth above.

We are rendering this opinion solely for the benefit of BANC ONE and PAC in connection with the transactions described in the Merger Agreement. It may not be relied upon by any other person or for any other person, or quoted or filed with any regulatory agency without our prior approval.


Very truly yours,



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

                                                            EXHIBIT D
                                                            ---------
(OPINION OF COUNSEL FOR BANC ONE AND PAC)



               , 199
---------------     -



Premier Bancorp, Inc.
451 Florida Street
Baton Rouge, Louisiana  70801

Attention:  Chairman


Gentlemen:

I am counsel for BANC ONE CORPORATION, an Ohio corporation and a registered bank holding company ("BANC ONE"), and Premier Acquisition Corporation ("PAC"), an Ohio corporation, registered bank holding company and wholly owned subsidiary of BANC ONE. I have acted as counsel for BANC ONE and PAC in connection with the merger (the "Merger") of Premier Bancorp, Inc. ("PREMIER") and PAC pursuant to which each of the issued and outstanding shares of PREMIER Common Stock will be converted into shares of BANC ONE Common Stock. Such Merger is to be consummated pursuant to the terms of an Agreement and Plan of Merger dated
           , 1995("Merger Agreement") between PREMIER, PAC and BANC ONE.  This
-----------
opinion is furnished to you pursuant to Section 18(c) of the Merger Agreement.

Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined in the Merger Agreement or the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991), respectively. In the event of any inconsistency between the definition of any such term in the Merger Agreement and the Accord, the definition set forth in the Accord shall govern.

This Opinion Letter is governed by, and is to be interpreted in accordance with, the Accord. As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage, and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith.

The law covered by the opinions expressed herein is limited solely to the laws of the State of Ohio and the Federal Laws of the United States generally.

Based upon and subject to the foregoing, I am of the opinion that:

   Premier Bancorp, Inc.
               , 1995
   ------------
   Page 3

1. The Merger Agreement is enforceable against BANC ONE.

2. The Merger Agreement is enforceable against PAC.

3. Except as set forth in the BANC ONE Disclosure Letter, the execution and delivery by BANC ONE and PAC of, and the performance by BANC ONE and PAC of their agreements in, the Merger Agreement does not (a) violate the respective Constituent Documents of BANC ONE and PAC; (b) violate applicable provisions of statutory law or regulation; (c) breach or otherwise violate any existing obligation of BANC ONE or PAC under any Court Orders of which the Opinion Giver has Actual Knowledge; or (d) breach, or result in a default under, any material obligation of BANC ONE or PAC under a material Other Agreement of which the Opinion Giver has Actual Knowledge.

4. Insofar as I am aware, the conditions to obligations of PREMIER as set forth in the Merger Agreement have been satisfied or waived by PREMIER and the representations and warranties of BANC ONE and PAC as set forth in the Merger Agreement were true as of the date of the Merger Agreement and are, to the extent required by Section 18(b) of the Merger Agreement, true as of the date hereof.

5. To the best of my actual knowledge, I hereby confirm to you, pursuant to the requirements of Section 12(f) of the Merger Agreement, that there are no actions or proceedings against BANC ONE or any of its subsidiaries, pending or overtly threatened in writing, before any court, governmental agency or arbitrator which (i) seek to affect the enforceability of the Merger Agreement or (ii) come within the objective standard established in the Merger Agreement for disclosure, except as set forth in the BANC ONE Disclosure Letter.

6. I have participated in the preparation of the Registration Statement on Form
   S-4 or other appropriate registration statement form (No.             ) of
                                                             ------------
   BANC ONE ("Registration Statement"), and in rendering this opinion have limited my review of the facts concerning the Registration Statement to discussions with and inquiry of Directors, officers and employees of BANC ONE, and Coopers & Lybrand, the independent accountants who examined certain of the financial statements of BANC ONE included in the Registration Statement, and based thereon and subject to the General Qualifications, I am of the opinion that such Registration Statement, and the Prospectus included in the Registration Statement (except as to financial statements, other financial data and any information concerning PREMIER included therein, as to which I express no opinion) at the time the Registration Statement became effective under the Securities Act of 1933 (the "1933 Act") complied as to form in all material respects with the 1933 Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Premier Bancorp, Inc.
           , 1995
-----------
Page 4

7. I confirm that the Registration Statement has become effective under the 1933 Act, and to the best of my Actual Knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the 1933 Act.

8. I have not checked the accuracy or completeness of, or otherwise verified, any statement of fact contained in the Registration Statement and Prospectus. Based on the participations, discussions and inquiries described above, however, I have no reason to believe that the Registration Statement (except as to financial statements, other financial data and any information concerning PREMIER included therein, as to which no view is expressed) at the time it became effective and as of the date of this letter contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or that the Prospectus (except as to financial statements, other financial data and any information concerning PREMIER included therein, as to which no view is expressed) at such times contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or that since the effective date of the Registration Statement, any event has occurred which should have been set forth in an amendment or supplement to the Registration Statement or the Prospectus which has not been set forth in such an amendment or supplement.


The General Qualifications apply to all of the opinions set forth above.

I am rendering this opinion solely for the benefit of BANC ONE and PAC in connection with the transactions described in the Merger Agreement. It may not be relied upon by any other person or for any other person, or quoted or filed with any regulatory agency without my prior approval.


Very truly yours,



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